UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ARCHROCK, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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People                              Power                            Partnership
Notice of 2020 Annual Meeting of Stockholders
and Proxy Statement

Dear Fellow Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend Archrock, Inc.’s Annual Meeting of Stockholders. The Annual Meeting will be held at 9:30 a.m. Central Time, on Thursday, April 30, 2020, at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

During 2019, Archrock delivered solid operational and financial performance. We enhanced our position as the leader in U.S. natural gas compression through an accretive acquisition of substantially all of the assets of Elite Compression. Despite a volatile capital market, we strengthened our financial profile through the private offering of $1 billion of senior notes and the extension of our $1.25 billion revolving credit facility. In addition, since 2014, we have consistently paid a quarterly dividend, returning over $287 million in capital to our stockholders.

At Archrock, we take a holistic approach, with a focus on:

People
The backbone of our operations is our 1,200 field service and shop employees across the U.S. Therefore, we place a high degree of importance on safety – it has been a performance measure in our short-term incentive program for over 13 years. We also foster a culture of integrity and mutual respect.

Power
We help bring to market cleaner burning natural gas through our compression equipment and services. Reliable and affordable natural gas meets approximately 30% of U.S. primary energy demands and plays an increasingly vital role in the total energy mix in other parts of the world.

Partnership
We partner with multinationals in the oil and gas industry, as well as small operators, in every major basin in the U.S. We take pride in providing the same high level of service to all of our customers and work with them to meet or exceed environmental standards in our industry.

Your investment in Archrock is an investment in a company that is focused on operating at the highest standards of corporate governance, ethical behavior and social conscience. We believe our operational approach to People, Power and Partnership, coupled with these high standards, will further our sustainability goals.

The attached Notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to stockholders.

We look forward to seeing your ownership of Archrock represented at our Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

March 17, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Archrock, Inc.:

The 2020 Annual Meeting of Stockholders of Archrock, Inc., a Delaware corporation, will be held at 9:30 a.m. Central Time on Thursday, April 30, 2020, at the corporate offices of Archrock located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024, for the following purposes:

•	to elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected or appointed and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Archrock, Inc.’s independent registered public accounting firm for fiscal year 2020;

•	to approve the adoption of the Archrock, Inc. 2020 Stock Incentive Plan;

•	to conduct an advisory vote to approve the compensation provided to Archrock, Inc.’s Named Executive Officers for 2019; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has set the close of business on March 3, 2020, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the instructions provided in this document, or, if you requested to receive printed proxy materials, your proxy card.

By Order of the Board of Directors,

Stephanie C. Hildebrandt
Secretary

Houston, Texas
March 17, 2020

Important Notices

Internet Availability of Proxy Materials: If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. The Notice of Internet Availability of Proxy Materials is not a form for voting and presents only an overview of the matters for which your vote is requested. Stockholders are encouraged to access and carefully review the proxy materials before voting. This Proxy Statement and our 2019 Annual Report to Stockholders are available at www.proxyvote.com.

Contingent Virtual Meeting: Due to the emerging public health impact of the coronavirus (COVID-19), we will monitor the need to conduct the meeting solely by means of remote communication. In that event, details on how to participate will be set forth in a press release issued by the Company and available at www.archrock.com. If you plan to attend the meeting, please check our website one week prior to the meeting.

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PROXY STATEMENT SUMMARY

This summary is an overview of information that you may find elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting your shares.

ANNUAL MEETING DETAILS	MEETING AGENDA

Thursday, April 30, 2020 9:30 a.m. Central Time	PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

Archrock, Inc. 9807 Katy Freeway, Suite 100 Houston, Texas 77024	Election of directors Ratification of the appointment of the independent auditors	FOR EACH NOMINEE FOR	1 20

For stockholders of record as of March 3, 2020	Approval of the adoption of the 2020 Stock Incentive Plan	FOR	23

On March 17, we began mailing this Proxy Statement to stockholders who requested paper copies.	Advisory vote approving 2019 executive compensation	FOR	33

CORPORATE GOVERNANCE HIGHLIGHTS

✔	Annual election of all directors

✔
Plurality vote standard which requires that any nominee for director who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by the Board

✔	Separate chairman and chief executive officer

✔	Majority independent board, with seven of nine directors being independent

✔	100% independent board committees
✔	Independent directors meet regularly without management present

✔	2 of 9 directors are female and 2 of 3 committee chairs are female

✔	Modest director compensation with emphasis on equity component

✔	Officer and director stock ownership guidelines

✔	No hedging or pledging of Company securities

✔	Annual board and committee evaluations

VOTING METHODS

Vote right away using any of the following methods. Have your proxy card or voting instructions accessible and follow the instructions. If your shares are held in the name of a broker or other nominee, follow the voting instructions you receive from such broker or other nominee to vote your shares.

BY INTERNET	BY TELEPHONE	BY MAILING YOUR PROXY CARD
Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903 or the number provided by your broker or other nominee	Cast your ballot, sign your proxy card and send by free post

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PROPOSAL 1 ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board of Directors (the “Board”) at the Annual Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected or appointed and qualified. Each nominee has consented to serve as a director if elected.

BOARD OF DIRECTORS’ RECOMMENDATION	VOTE REQUIRED

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.
With respect to the election of directors, you may vote “for” or withhold authority to vote for each director nominee. A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee, meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected. However, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

NOMINEES FOR DIRECTOR

The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee’s experience, qualifications and attributes or skills that were considered in their nomination to the Board.

ANNE-MARIE N. AINSWORTH
Age: 63
Director Since: April 2015
Archrock Committees: Audit and Nominating and Corporate Governance (Chair)

Background: Ms. Ainsworth served as President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and as President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from November 2012 to March 2014. She previously served as Senior Vice President of Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from November 2009 to March 2012. Prior to joining Sunoco, Ms. Ainsworth was employed by Motiva Enterprises, LLC, where she was the General Manager of the Motiva Norco refinery in Norco, Louisiana from 2006 to 2009. From 2003 to 2006, she was Director of Management Systems & Process Safety at Shell Oil Products U.S., and from 2000 to 2003, she was Vice President of Technical Assurance at Shell Deer Park Refining Company. Ms. Ainsworth holds a B.S. in Chemical Engineering from the University of Toledo and an M.B.A. from Rice University, where she served as an Adjunct Professor from 2000 to 2009. Anne-Marie is a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto/ Haskayne School of Business, University of Calgary), and holds the ICD.D designation.

Current Directorships: Director, member of the compensation committee and chair of the safety & environment committee of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company); director and member of the audit committee for Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services); and director and member of the EHS & public policy committee and finance committee of Holly Frontier Corporation (an independent petroleum refiner in the U.S.)

Prior Directorships: Director of Seventy Seven Energy Inc. from June 2014 to June 2015

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Qualifications: Ms. Ainsworth has extensive leadership experience in the oil and gas industry and familiarity with governance issues, having served as Chief Executive Officer of both public and private energy companies, as well as experience operating a portfolio of energy assets, which we believe make her well qualified to serve as a member of our Board.

WENDELL R. BROOKS
Age: 70
Director Since: November 2015
Archrock Committees: Audit and Compensation

Background: Mr. Brooks currently serves as President and Chief Executive Officer of Axis Energy Services (an oil field services company). From 2015 to 2018, Mr. Brooks served as managing director to B29 Investments, L.P. (a Dallas-based private equity firm that specializes in oil field service investments). He served as an Executive Vice President and the President of the Production and Infrastructure Segment of Forum Energy Technologies (an international oil field products company) from August 2010 through December 2014, having previously served as Chief Executive Officer and President of Allied Technology, Inc. from October 2007 until August 2010 when Allied Technology was merged into Forum Energy Technologies. From 1996 to October 2007, he was the Group Director for the Well Support business of John Wood Group Plc. (a public Scottish international energy services company traded on the London Stock Exchange). Mr. Brooks was President of Del Norte Technology, Inc. (a provider of positioning systems) from 1984 to 1994. He was employed by Geosource, Inc. from 1975 to 1984 where he was involved in business development and served as President of two divisions. Mr. Brooks has a B.B.A. from the University of Texas at Arlington and an M.B.A. from the Harvard Business School.

Current Directorships: Axis Energy Services since November 2015

Prior Directorships: Director of Wood Group from 1996 to 2007 and of Nine Energy Service, Inc. from 2013 to 2017

Qualifications: Having served in a number of senior leadership positions with companies in the oil and gas services industry, Mr. Brooks brings broad experience and a thorough understanding of the industry, including engineering, maintenance and production support, as well as environmental protection and restoration. He also possesses experience with mergers and acquisitions in the energy sector. We believe this knowledge and experience, together with his former and current experience as a member of the boards of directors of energy service companies, make Mr. Brooks well qualified to serve as a member of our Board.

D. BRADLEY CHILDERS
Age: 55
President and Chief Executive Officer, Archrock Director Since: April 2013
Archrock Committees: None

Background: Mr. Childers was elected as our President and Chief Executive Officer in December 2011, after serving as our Interim President and Chief Executive Officer since November 2011. He also served as President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we owned an equity interest (the “Partnership”) from November 2011 until the Partnership’s merger into a wholly-owned subsidiary of Archrock, Inc. in April 2018 (the “Partnership Merger”). Mr. Childers served as our Senior Vice President from August 2007 through November 2011. He served as an officer, including as President, North America of Exterran Energy Solutions, L.P., a predecessor subsidiary, from March 2008 through November 2011, and as Senior Vice President of the Partnership from June 2006 through November 2011. Mr. Childers joined Universal Compression Holdings, Inc., a predecessor company, in 2002 and served in a number of management positions, including as Senior Vice President and as President of the International Division of Universal Compression, Inc. (Universal’s wholly owned subsidiary). He held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002. He also serves as an officer of certain other Archrock subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Archrock, Inc. 2020 Proxy Statement | 2

Current Directorships: Yellowstone Academy (a non-profit private school) since February 2014

Prior Directorships: Chairman of the Board of the Partnership from May 2008 through April 2018 when it merged into a wholly owned subsidiary of Archrock, Inc.

Qualifications: Mr. Childers’ day-to-day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and markets. His previous experience as President, North America of our operating subsidiary has provided him with extensive experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers’ business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

GORDON T. HALL
Age: 60
Director Since: March 2002
Archrock Committees: Compensation and Nominating and Corporate Governance

Background: Mr. Hall is Chairman of the Board, a position he assumed in November 2015. At predecessor companies to Archrock, Mr. Hall served as Vice Chairman and Lead Independent Director from April 2013 to November 2015, as Chairman of the Board of Exterran Holdings, Inc. from August 2007 through April 2013 and as Chairman of the Board of Hanover Compressor from May 2005 through August 2007. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall serves as a professor in the Master of Science in Financial Analysis program at Gordon College and served as the interim Chief Financial Officer of the College for four months during 2018. He holds a B.A. in Mathematics from Gordon College and an S.M. from the M.I.T. Sloan School of Management.

Current Directorships: Director, member of the compensation and nominating and corporate governance committees and chair of the finance committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry); director of Weatherford International plc (a multinational oil and gas company) effective December 2019, upon emergence from Weatherford’s Chapter 11 reorganization; member of the board of trustees of Gordon College; director of private company ZNT Global Enerji San. Ve Tic, A.S. (a defense and energy company headquartered in Turkey)

Prior Directorships: Director of Hydril Company from March 2002 until its merger with Tenaris S.A. in May 2007; director of Grant Prideco, Inc. from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008; and director of Select Energy Services from 2012 through 2015

Qualifications: As Chairman of the Board, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall’s former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

FRANCES POWELL HAWES
Age: 65
Director Since: April 2015
Archrock Committees: Audit (Chair) and Nominating and Corporate Governance

Background: Ms. Hawes has over twenty years of experience as a financial advisor and Chief Financial Officer (“CFO”) for both public and private companies. Most notably, she served as CFO of New Process Steel, L.P. (a privately held steel distribution company) from September 2012 through  December  2013.  She  was  Senior  Vice  President  and  CFO  of  American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from September 2011 to September 2012. Ms. Hawes served as CFO, Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008; as CFO and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001; and as Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oil field service company), having advanced through a number of positions of increasing responsibility, from 1989 to 2000. Ms. Hawes is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

Archrock, Inc. 2020 Proxy Statement | 3

Current Directorships: Director and member of the audit and nominating and corporate governance committees of Laredo Petroleum (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S); director of PGT Innovations (a manufacturer of premium windows and doors); director of the Houston Area Women’s Center (a non-profit organization); director of Financial Executives International, Houston Chapter

Prior Directorships: Director of Energen Corporation from 2013 to November 2018; director of Express Energy Services from January 2011 to November 2014

Qualifications: Ms. Hawes brings financial expertise, business knowledge and leadership experience, having served as a CFO of both private and public companies in the manufacturing and energy industries and as a financial consultant and advisor, which we believe make her well qualified to serve as a member of our Board.

JEFFERY D. HILDEBRAND
Age: 60
Director Since: August 2019 Archrock Committees: None

Background: Mr. Hildebrand is the Executive Chairman of Hilcorp Energy Company (“Hilcorp,” an independent oil and gas exploration and production company with operations throughout the United States), which he founded in 1989. Previously, Mr. Hildebrand was a geologist and engineer with American Energy Capital Corp and the Dan Hughes Company, as well as a geologist with Exxon Company. He is a member of the All American Wildcatters, the National Petroleum Council, the American Association of Petroleum Geologists, the Society of Petroleum Engineers, the Houston Geological Society, and the Texas Board of Professional Geoscientists. Mr. Hildebrand earned a B.S. in Geology in 1981 and an M.S. in Petroleum Engineering in 1985, both from The University of Texas, Austin.

Current Directorships: Chairman and Director, The University of Texas Investment Management Company; Director of Central Houston, Inc., The Houston Livestock Show and Rodeo, Houston Police Foundation and Texas A&M Equine Initiative Foundation; Advisory Director of Ceasor Kleberg Wildlife Research Institute and Rice University’s Baker Institute for Public Policy; Trustee of the Texas Foundation for Conservation; Commissioner of the Texas Parks and Wildlife Commission

Prior Directorships: Former Vice Chairman and member of the Board of Regents, The University of Texas System

Qualifications: As Executive Chairman of Hilcorp, Mr. Hildebrand brings considerable insight into the oil and gas industry market and operations, including its unique risks, opportunities and challenges. As founder of a successful, privately owned company, he exhibits an entrepreneurial approach to business, balanced with reasoned approach to risk, and exceptional leadership skills. We believe his executive leadership experience and industry insight make Mr. Hildebrand well qualified to serve as a member of our Board.

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J.W.G. “WILL” HONEYBOURNE
Age: 68
Director Since: April 2006
Archrock Committees: Compensation and Nominating and Corporate Governance

Background: As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University.

Current Directorships: Director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company)

Prior Directorships: Director of Red Technology Alliance from December 2006 to January 2010; director of Acteon Group from November 2006 to November 2012; non-executive chairman of KrisEnergy from November 2009 to February 2017

Qualifications: Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne’s current and former service as a director of various oil and gas companies brings an understanding of the challenges and opportunities of markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

JAMES H. LYTAL
Age: 62
Director Since: April 2015
Archrock Committees: Compensation (Chair) and Nominating and Corporate Governance

Background: Mr. Lytal has served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) since April 2009. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners. In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services. Mr. Lytal received a B.S. in Petroleum Engineering from the University of Texas at Austin.

Prior Directorships: Director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in July 2018; director of Gulfterra Energy Partners from 1994 to 2004 and director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee; director and chairman of the compensation committee and member of the audit committee of SemGroup Corporation from 2011 until it was acquired in December of 2019

Qualifications: With over 40 years of experience in the midstream oil and gas sector, including over 25 years in senior leadership and advisory roles, Mr. Lytal brings to the Board a broad knowledge and understanding of the oil and gas services industry, a deep familiarity with the management of midstream assets and experience with governance issues associated with a public company, which we believe make him well qualified to serve as a member of our Board.

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EDMUND P. SEGNER, III
Age: 66
Director Since: July 2018 Archrock Committees: Audit

Background: Mr. Segner is a Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering  at  Rice  University  (Houston).  In November 2008, Mr. Segner retired from EOG Resources, Inc. (“EOG,” a publicly traded independent oil and gas exploration and production company). Among the positions he held at EOG was President and Chief of Staff and Director from 1999 to 2007. From March 2003 through June 2007, he also served as EOG’s principal financial officer. He is a Certified Public Accountant and holds a B.S. in civil engineering from Rice University and an M.A. in economics from the University of Houston.

Current Directorships: Chairman of the compensation committee and member of the audit committee and the reserves and environment, health and safety committee of HighPoint Resources (a company engaged in exploration and development of natural gas and oil reserves in the Rocky Mountain region of the U.S.); lead director, member of the audit committee and compensation committee of Laredo Petroleum, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.)

Prior Directorships: Director and member of the Audit, Conflicts and Compensation Committees of Archrock GP LLC, the managing general partner of the Partnership, from May 2009 to April 2018, when it was merged into a wholly-owned subsidiary of Archrock, Inc.; director and a member of the conflicts committee of Midcoast Holdings, LLC from February 2014 until it was acquired and taken private by Enbridge Energy Partners, L.P. in April 2017

Qualifications: Mr. Segner brings technical experience and financial acumen to the Board. Having served in a senior management position for an oil and gas company, Mr. Segner also possesses a thorough understanding of the energy industry and operational challenges unique to this industry. In addition, as a former president of a public company and as a director of other public companies, Mr. Segner has valuable experience with other functions pertinent to our board, including compensation, financing matters and the evaluation of acquisition opportunities. We believe this knowledge and experience, as well as his prior service on the board of the Partnership, makes  Mr. Segner well qualified to serve as a director.

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GOVERNANCE

The summary to this Proxy Statement provides highlights of our corporate governance practices. The Board is committed to responsible and responsive corporate governance policies and practices that serve the interests of all stockholders. The full Board, at the direction of the Nominating and Corporate Governance Committee, routinely reviews best practices in corporate governance. In addition, during 2019 our senior management attended ten energy investor conferences and four non-deal road shows to communicate our mission and vision with our stockholders and receive feedback on the issues they consider most important as an investor in Archrock.

We provide compression services for the gathering and distribution of a cleaner burning fuel, natural gas. At Archrock, doing so with respect for people, safety, the environment and our communities is just good business. It means creating critical jobs even in the most remote parts of the country, making sure our people come home safely at the end of each day, minimizing our impact on the environment for future generations and being good citizens by making a difference in the communities where we operate. More information can be found at www.archrock.com. The following provides more detailed information regarding our corporate governance practices.

DIRECTOR INDEPENDENCE

Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related- party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires. See the section titled “Related Party Information” in this Proxy Statement for more information.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Mmes. Ainsworth and Hawes and Messrs. Brooks, Hall, Honeybourne, Lytal and Segner.

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BOARD LEADERSHIP STRUCTURE AND TENURE

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

•         our Chief Executive Officer can focus on the day-to-day operations and management of our business, and
•         the Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the stewardship commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company and in the best interest of our stockholders because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management.

Mr. Hall serves as Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, as well as the executive sessions of independent directors.

The Board believes it has a healthy mix of representation based on tenure by the Directors currently serving on the board, as illustrated in the chart above.

DIRECTOR QUALIFICATIONS, DIVERSITY AND NOMINATIONS

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, energy industry, health, safety and environmental and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

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Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2021 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. See the section titled “Additional Information – 2021 Annual Meeting of Stockholders.” Any stockholder- recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The following lists the skills the Board has identified as most critical to effective service on the board and illustrates the number of directors who possess such skills.

SKILL		TOTAL
	ENERGY INDUSTRY EXPERTISE	9
	Served in a leadership or significant operational role with a service provider, supplier or producer in the energy industry
	SENIOR LEADERSHIP EXPERIENCE	9
	Served in a senior leadership role (principal executive, financial, operating or legal officer) at a publicly-traded or sizable company
	FINANCIAL EXPERTISE	9
	Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience actively supervising such functions
	HEALTH, SAFETY & ENVIRONMENTAL EXPERTISE	4
	First hand or significant supervisory experience over the HSE function
	ENGINEERING OR TECHNOLOGY EXPERTISE	6
	First hand or supervisory experience over the technology or engineering department of a company
	PUBLIC COMPANY BOARD EXPERIENCE	8
	Currently or has previously served on the board of another public company

COMMITTEES OF THE BOARD, MEMBERSHIP AND ATTENDANCE

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.archrock.com or in print by submitting a written request to Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. The purpose and composition of each committee is summarized in the following table.

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Committee	Purpose	Composition	Committee Report
Audit Committee
The Audit Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.

The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each of Mmes. Ainsworth and Hawes and Messrs. Brooks and Segner qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (the “SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies.
The Report is included in this Proxy Statement on pages 21 and 22.
Compensation Committee
The Compensation Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.
		The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 51.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the annual evaluation of the Board and its committees and develop, review and implement our Corporate Governance Principles.
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees and number of meetings held during 2019 are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Anne-Marie N. Ainsworth	⧫	Member		Chair
Wendell R. Brooks	⧫	Member	Member
D. Bradley Childers
Gordon T. Hall	⧫		Member	Member
Frances Powell Hawes	⧫	Chair		Member
Jeffery D. Hildebrand
J.W.G. Honeybourne	⧫		Member	Member
James H. Lytal	⧫		Chair	Member
Edmund P. Segner, III	⧫	Member
Number of Meetings Held in 2019		4	7	4

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The Board met ten times in 2019. Each director attended at least 95% of the meetings of the Board and Board committees on which he or she served during 2019. The independent directors met in executive session regularly in 2019, and Mr. Hall presided over such executive sessions. Directors are also encouraged to attend each annual meeting of stockholders, and in 2019, all of our then-serving directors attended the meeting.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including those listed in the chart below. The involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Full Board
•    Strategic, financial and execution risk associated with the annual performance plan and long-term plan, including major operational initiatives
•    Risks associated with capital management, including financing, dividends and capital expenditures
•    Mergers, acquisitions and divestitures
•    Major litigation, disputes and regulatory matters
•    Management succession planning
•    Cybersecurity risk and prevention
•    Risks associated with safety and environmental, sustainability and social issues

Audit Committee	• Financial risks, including financial reporting, accounting, disclosure and internal controls • Compliance, litigation and tax regulatory matters

Compensation Committee
•    Risks related to the overall effectiveness and cost of the Company’s compensation and benefit programs
•    Risks associated with the design of executive compensation, including a mix of short-term and long-term incentive compensation that does not encourage excessive risk-taking
•    Performance management as it relates to our executive officers

Nominating and Corporate Governance Committee	• Risks associated with board effectiveness, corporate governance and director succession planning

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brooks, Hall, Honeybourne and Lytal served on the Compensation Committee in 2019. There are no matters relating to interlocks or insider participation that we are required to report.

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RELATED PARTY INFORMATION

Related Party Policy and Practices. We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires a review by our Financial Reporting Department of any related party transactions on a quarterly basis. In the event the Company becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;
•	whether there are any compelling business reasons for the Company to enter into the transaction;
•	whether the transaction would impair the independence of an otherwise independent director; and
•
whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Related Party Transactions During 2019. On August 1, 2019, the Company and Archrock Services, L.P., a wholly owned subsidiary of the Company (“ASLP”), acquired substantially all of the assets of Elite Compression Services, LLC (“Elite”), a portfolio company of JDH Capital Company (“JDH Capital,” and together with its affiliates, “JDH”), including approximately 430,000 of predominantly large horsepower compression assets (the “Elite Acquisition”), for aggregate consideration consisting of (a) an amount of cash equal to $214 million and (b) 21,656,683 newly issued shares of Archrock’s common stock to JDH. JDH Capital is a private investment firm controlled by our Director Jeffery D. Hildebrand. As indicated in his bio on page 4, Mr. Hildebrand is Executive Chairman and Founder of Hilcorp, which is one of Archrock’s customers.

In connection with the Elite Acquisition, Archrock entered into the following Agreements:

•
A Purchase Agreement pursuant to which (a) Mr. Hildebrand is restricted from owning, managing or participating in operation or control of any competitive business within the restricted territory, (b) JDH agreed that it would not knowingly cause a prospective customer, supplier or licensor to terminate any relationship, (c) JDH agreed that it would not solicit the Company’s employees for hire and (d) the parties agreed that neither they nor their affiliates would make public statements disparaging the other party.

•
A Board Representation Agreement (“Board Representation Agreement”), pursuant to which JDH Capital has the right to designate one director to Archrock’s Board for so long as JDH or its successors (together with all affiliates of such person) continue to hold, on an aggregate basis, at least 7.5% of the then-issued and outstanding shares of our common stock. In connection with the Board’s approval of the Elite Acquisition, the Board unanimously voted to increase the size of the Board from eight members to nine members and appointed Mr. Hildebrand to fill the vacancy. Any future JDH Capital designee is required to be approved by a majority of the remainder of the Board, have the requisite skill and experience to serve on the Board and execute a confidentiality and non-disclosure agreement.

•
A Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Archrock filed a registration statement that was declared automatically effective on January 31, 2020 with respect to the re- sale of Archrock common stock owned by JDH, and under certain circumstances, JDH has certain rights to require Archrock to initiate underwritten offerings for such Archrock common stock. In addition, JDH agreed not to sell, transfer or dispose of its Archrock common stock during a holding period that expired in February 2020, six months after the effective date of the Registration Rights Agreement.

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•
A Purchase Agreement, which provided for the sale of certain compression assets to Harvest Four Corners, LLC (“Harvest”), an affiliate of Hilcorp, by ASLP, consummated simultaneously with the Elite Acquisition, in exchange for cash consideration of $30 million.

As of March 3, 2020, JDH and its affiliates owned 14.2% of the outstanding shares of our common stock. In the normal course of business, the Company and its affiliates provide Hilcorp with contract operations services and aftermarket parts at standard market rates. For fiscal year 2019, the Company realized revenue of $31.4 million from transactions with Hilcorp, Harvest and their affiliates.

Pursuant to the Elite Acquisition, and ongoing transactions with Hilcorp, Harvest and their affiliates, Mr. Hildebrand is deemed not independent. Therefore, the Board may request that Mr. Hildebrand recuse himself from discussions that would reasonably be expected to result in a conflict of interest, including (without limitation) matters relating directly to Hilcorp, Harvest or any of their Affiliates, as well as pricing discussions specific to the areas in which they operate.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board for approval. Director compensation is designed to ensure the Company can attract and retain outstanding directors who meet the qualifications outlined in the Board’s Corporate Governance Principles, ensure alignment with long-term stockholder interests and recognize the substantial time commitments associated with service on the Board.

The independent members of the Board are compensated in cash and equity. Mr. Hall received additional compensation to reflect his additional responsibilities as Chairman of the Board. Messrs. Childers and Hildebrand do not receive compensation for service on the Board.

The Compensation Committee considered data provided by the independent compensation consultant, which included data derived from the proxy statements of our peer companies and the National Association of Corporate Directors Compensation Survey for energy industry companies with revenues between $500 million and $2.5 billion. The Compensation Committee approved an increase in annual equity compensation from $125,000 to $130,000 for 2019, which positioned our annual individual director compensation at the median of the market data.

Cash Compensation. As reflected in the table below, each independent director earned an annual cash retainer (the “Base Retainer”) for his or her service during 2019. The Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in arrears in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Description of Remuneration	Annual Amount ($)
Base Retainer	90,000
Additional Retainers
Chairman of the Board	100,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	15,000

Equity-Based Compensation. On January 25, 2019, the Compensation Committee approved the grant of restricted stock to each independent director with a grant date value equal to approximately $130,000. The number of shares awarded was determined based on the market closing price of our common stock on the grant date ($9.42) and resulted in the award of 13,800 restricted shares to each non-employee director. The 2019 equity award was one-quarter vested on the grant date, with one-quarter vesting on each of June 1, September 1 and December 1, 2019.

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Stock Ownership Requirements. Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $450,000 of our common stock) within five years of his or her election to the Board. We measure the stock ownership of our directors annually as of each June 30. All directors are in compliance with our stock ownership policy.

Director Stock and Deferral Plan. Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. No director elected to participate in the Directors’ Plan during 2019.

Total Compensation. The following table shows the total compensation paid to each non-employee director for his or her service during 2019. As shown below, excluding our Chairman of the Board, the equity (at-risk) portion of compensation is greater than 50% of each director’s total compensation.

Director	Fees Earned in Cash ($)	Stock Awards ($) [1]	Option Awards ($)	All Other Compensation ($) [2]	Total ($)
Anne-Marie N. Ainsworth	105,000	129,996	—	4,233	239,229
Wendell R. Brooks	90,000	129,996	—	4,233	224,229
Gordon T. Hall	190,000	129,996	—	4,233	324,229
Frances Powell Hawes	110,000	129,996	—	4,233	244,229
Jeffery D. Hildebrand [3]	—	—	—	—	—
J.W.G. Honeybourne	90,000	129,996	—	4,233	224,229
James H. Lytal	110,000	129,996	—	4,233	244,229
Edmund P. Segner, III	90,000	129,996	—	4,233	224,229

1	Represents the grant date fair value of our common stock, calculated in accordance with ASC 718.
2	Represents the payment of dividends on unvested restricted stock.
3	Mr. Hildebrand is not compensated for his board service.

MANAGEMENT SUCCESSION PLANNING

Succession planning is a critical board function. The Board considers our business strategy in evaluating the skills and experience necessary for us to achieve our objectives. With input from our Chief Executive Officer, the Board routinely reviews management talent and leadership development and is actively engaged in succession planning. The Board has adopted a new succession policy in the event of an unanticipated vacancy in the Chief Executive Officer position.

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COMPANY MANAGEMENT TEAM

The following provides information regarding our executive and senior leadership officers as of March 3, 2020. Information concerning the business experience of Mr. Childers is provided under “Nominees for Director” in this Proxy Statement.

Douglas S. Aron
Age 46
Senior Vice President and Chief Financial Officer since August 2018

Mr. Aron previously served as Executive Vice President and Chief Financial Officer of HollyFrontier Corporation (an independent petroleum refiner and marketer of petroleum products) from July 2011 to March 2017. Prior to Frontier Oil Corporation’s merger with Holly Corporation in July 2011, Mr. Aron served Frontier as Executive Vice President and Chief Financial Officer, from January 2009, as Vice President of Corporate Finance, from May 2005 to December 2008 and as Director of Investor Relations, from March 2001 to May 2005. He most recently served as Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. (a North America oilfield services company) from April to September 2017. Mr. Aron holds a Bachelor of Journalism from the University of Texas and an M.B.A. from the Jesse H. Jones Graduate School of Business at Rice University.

Donna A. Henderson
Age 52
Vice President and Chief Accounting Officer since January 2016

Ms. Henderson was appointed Vice President and Chief Accounting Officer of Archrock and Archrock GP LLC effective January 1, 2016, having served as Vice President, Accounting, of our primary operating subsidiary since August 2015. From April 2013 until June 2015, she served as Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services). From September 2011 to December 2012, Ms. Henderson was the Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator that merged into NRG Energy). Prior to that position, Ms. Henderson served as Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from July 2005 to September 2011, and held various other leadership roles within the accounting department of that organization since September 2000. From 1996 to 2000, Ms. Henderson held various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers). Ms. Henderson began her career with accounting firms Deloitte & Touche LLP and KPMG LLP. She serves as an officer and director of certain Archrock subsidiaries and is a member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation. Ms. Henderson holds a B.B.A. in accounting from Eastern New Mexico University and is a member of the American Institute of Certified Public Accountants.

Stephanie C. Hildebrandt
Age 55
Senior Vice President, General Counsel and Secretary since August 2017

Ms. Hildebrandt was a partner of global law firm Norton Rose Fulbright from February 2015 to July 2017. She previously served as the Senior Vice President, General Counsel and Secretary of Enterprise Products  Partners
L.P. (“Enterprise”, a publicly traded pipeline and infrastructure company and consumer energy service provider) from May 2010 to December 2014 and held various other roles at Enterprise, including Vice President, Deputy General Counsel and Assistant Secretary from 2004 to May 2010. Ms. Hildebrandt has served as a director of Archrock GP LLC since September 2017; as a member of the Tulane Center for Energy Law Advisory Board since 2019; as a member of the executive council, since 2020, and advisory council, since 2014, of the Kay Bailey Hutchison Center for Energy, Law & Business at the University of Texas; and as a member of the University of St. Thomas President's Advisory Board since 2016. She previously served as director and member of the audit committee of WildHorse Resource Development Corporation (an independent oil and natural gas resource company) from December 2017 until it was acquired in February 2019, and for a portion of her tenure, as chair of the compensation committee; director and member of the conflicts committee of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (owner and operator of midstream natural gas assets in the Appalachian Basin) from March 2016 until it was acquired in July 2018; and director, chair of the compensation committee and member of the nominating and governance committee of TRC Companies, Inc. from December 2014 until it was acquired in June 2017. Ms. Hildebrandt also serves as an officer and director of certain other Archrock subsidiaries. Ms. Hildebrandt earned a B.S. in Foreign Service from Georgetown University and a J.D. from Tulane University Law School.

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Jason G. Ingersoll
Age 49
Senior Vice President, Marketing and Sales since February 2018

Mr. Ingersoll served as Vice President, Marketing and Sales of Archrock from November 2015 to February 2018. He served as Vice President, Sales of our predecessor subsidiary Exterran Energy Solutions, L.P. (“EESLP”) from October 2013 to November 2015. Mr. Ingersoll held positions of increasing responsibility with EESLP, including as Regional Vice President, from January 2012 through October 2013, Business Unit Director from March 2009 through January 2012. Mr. Ingersoll joined us through our predecessor subsidiary Universal Compression, Inc. where he held positions of increasing responsibility including Country Manager of China. He also serves as an officer of certain Archrock subsidiaries. Mr. Ingersoll earned a B.S. in mechanical engineering from Texas A&M University.

Elspeth A. Inglis
Age 51
Senior Vice President and Chief Human Resources Officer since October 2019

Ms. Inglis joined Archrock in October 2019. She most recently served as Vice President, Culture Integration at Baker Hughes. From 2013 to 2017, she served at GE Oil and Gas as Head of Human Resources, Downstream Technology Services (a global manufacturing business). Ms. Inglis worked for Reliance Industries from 2011 to 2013 as Vice President, Human Resources supporting the startup operations for their US unconventional shale gas business. From 2002 to 2009, she served in positions of increasing responsibility at CGG (a geophysical services company) including Marine HR Manager and VP HR Western Hemisphere in Houston and SVP Geophysical Services based in Paris. She served as a Human Resource Manager for Enron Corp. from 1999 to 2001 in both London and Houston. Ms. Inglis is a member of the Chartered Institute of Personnel and Development (UK) and holds her SPHR HR certification (US). She serves on the board of directors Human Resource Committee of Catholic Charities and is an Advisory Board Member of Workforce Next.

Eric W. Thode
Age 54
Vice President, Operations since October 2018

Mr. Thode, was promoted to Senior Vice President, Operations in February 2020. He served as Vice President and Business Unit Director of the South Texas Business Unit of Archrock Services, L.P., our wholly owned operating subsidiary, since mid-2018 and December 2014, respectively. He was Business Unit Director of the Barnett Business Unit from June 2012 to December 2014. Mr. Thode also previously served as Director, Business Development, negotiating alliance contracts that generated over $100 million in annual revenue. Mr. Thode has worked with us and our predecessor subsidiaries, Exterran Energy Services, L.P. and Universal Compression, Inc., since 2004. Prior to joining us, Mr. Thode worked at Enron Corporation as Director, Public Relations from 1999 to 2004 and at TEPPCO Partners as Manager, Government and Public Affairs from 1991 to 1999. Mr. Thode holds a B.S. in Economics and a Master of Public Administration from Texas A&M University.

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STOCK OWNERSHIP

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about beneficial owners, known by us as of March 3, 2020, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class [1]
JDH Capital Holdings, L.P. 1111 Travis Street Houston, Texas 77002	21,656,683	[2]	14.2%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	21,436,276	[3]	14.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	16,323,861	[4]	10.7%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	9,579,129	[5]	6.3%

1 Reflects shares of common stock beneficially owned as a percentage of 152,869,674 million shares of common stock outstanding as of March 3, 2020.
2 Based on a review of the Schedule 13D filed on August 1, 2019, by JDH Capital Holdings,
L.P. (“JDH Holdings”). JDH Holdings shares voting and dispositive power over all shares with JDH Capital, Hildebrand Enterprises, LP (“Hildebrand Enterprises”), Hildebrand Enterprises Company (“Hildebrand Company”), Melinda B. Hildebrand (“Mrs. Hildebrand”) and Mr. Hildebrand. The principal business of JDH Capital is to manage investments and to serve as the general partner of JDH Holdings and other affiliated entities. The principal business of Hildebrand Enterprises is to serve as a holding company of energy-related and other operating companies and investments and as the sole limited partner of JDH Holdings. The principal business of Hildebrand Company is to serve as the general partner of Hildebrand Enterprises. The principal business occupation of Mrs. Hildebrand is investments. For information regarding Mr. Hildebrand, see pages 4 and 12 of this Proxy Statement.
3 Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020. BlackRock, Inc. has sole voting power over 20,819,486 shares and sole dispositive power over 21,436,276 shares.
4 Based solely on a review of the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2020. Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), are wholly owned subsidiaries of Vanguard. VFTC is the beneficial owner of 105,903 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 47,940 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has the sole voting power over 126,975 shares and shared voting power over 26,868 shares. In addition, Vanguard has sole dispositive power over 16,191,090 shares and shared dispositive power over 132,771 shares.
5 Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Dimensional Funds”). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Dimensional Funds and possess sole voting power over 9,293,578 shares and sole dispositive power over the 9,579,129 shares held by the Dimensional Funds and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such shares.

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OWNERSHIP OF MANAGEMENT

The following table provides information, as of March 3, 2020, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Name of Beneficial Owner	Shares Owned Directly [1]	Restricted Stock [2]	Right to Acquire Stock [3]	Indirect Ownership [4]	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	61,179	10,725	—	—	71,904	*
Wendell R. Brooks	66,545	10,725	—	—	77,270	*
Gordon T. Hall	152,007	10,725	—	—	162,732	*
Frances Powell Hawes	61,179	10,725	—	—	71,904	*
Jeffery D. Hildebrand [5]	21,656,683	—	—	—	21,656,683	14.2%
J.W.G. Honeybourne	103,485	10,725	—	—	114,210	*
James H. Lytal	61,179	10,725	—	—	71,904	*
Edmund P. Segner, III	63,751	10,725	—	—	74,476	*
Named Executive Officers
D. Bradley Childers	803,454	604,903	154,295	1,249	1,563,901	1.0%
Douglas S. Aron	79,835	130,364	—	—	210,199	*
Stephanie C. Hildebrandt	49,914	132,186	—	—	182,100	*
Jason G. Ingersoll	55,214	85,969	—	—	141,183	*
Eric R. Thode	20,751	65,916	—	1,495	88,162	*
All directors, Named Executive Officers and current executive officers as a group (14 persons)	23,245,565	1,133,225	154,295	2,744	24,535,829	16.1%

* Less than 1%
1 Includes vested stock awards and, where applicable for Named Executive Officers, shares acquired under the Company’s Employee Stock Purchase Plan.
2 For executive officers, includes unvested restricted stock awards from annual grants that vest minimally over a three-year period from the date of grant, and for directors, unvested restricted stock awards that vest over the fiscal year in which they are granted. Officers and directors have voting power and, once vested, dispositive power.
3 Includes shares that can be acquired immediately or within 60 days of March 3, 2020 through the exercise of stock options and vesting of restricted stock units.
4 For Mr. Childers, includes shares previously acquired under our 401(k) Plan and, since February 2014, the 401(k) Plan's dividend reinvestment on previously acquired shares; for Mr. Thode, shares held by immediate family members for which he shares dispositive power.
5 Shares are beneficially owned with JDH Holdings, JDH Capital, Hildebrand Enterprises, Hildebrand Company and Mrs. Hildebrand. See also “Ownership of Certain Beneficial Owners”.

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EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR END

The following table sets forth information as of December 31, 2019, with respect to the Archrock compensation plans under which our common stock is authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by security holders [1]	302,184	[2]	$19.40	[3]	5,668,590	[4]
Equity compensation plans not approved by security holders [5]	—		—		48,022
Total	302,184		$19.40		5,716,612

1 Comprised of the 2007 Stock Incentive Plan, 2013 Stock Incentive Plan and Employee Stock Purchase Plan. No additional grants may be made under the 2007 Stock Incentive Plan, and subject to stockholder approval of the 2020 Stock Incentive Plan, no additional grants will be made under the 2013 Stock Incentive Plan.
2 Includes 154,295 outstanding stock options and 147,889 unvested performance-based restricted stock units, payable in common stock upon vesting at target performance. In addition, as of December 31, 2019, 20,925 time-vested restricted stock units, payable in common stock, and 1,477,268 restricted shares were outstanding, which have been deducted from column (c).
3 Includes the weighted average exercise price for outstanding options only; performance- based restricted stock units do not have an exercise price.
4 The number of securities remaining available for future issuance as of December 31, 2019 includes 4,885,320 shares of common stock under the 2013 Stock Incentive Plan, issuable at a ratio of 1.75 shares for every full value share awarded, and 783,270 shares of common stock under the Employee Stock Purchase Plan.
5 Comprised of the Archrock, Inc. Directors’ Stock and Deferral Plan.

This information, updated as of March 10, 2020, is provided under “Proposal 3 – Approval of the Adoption of the Archrock, Inc. 2020 Stock Incentive Plan”.

Archrock, Inc. 2020 Proxy Statement | 19

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2019. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2019 as well as our 2019 Annual Meeting of Stockholders. For additional information concerning the Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” and “Report of the Audit Committee” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

BOARD OF DIRECTORS’ RECOMMENDATION	VOTE REQUIRED

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP.
Ratification of the appointment of Deloitte as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” ratification must exceed the number of shares voted “against” ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2019 and 2018.

Types of Fees	2019	2018
	(In thousands)
Audit fees [1]	$1,650	$1,697
Audit-related fees [2]	285	242
Tax fees [3]	35	659
All other fees	—	—
Total	$1,970	$2,598

1 Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting and assistance with and review of documents filed with the SEC.
2 Audit-related fees for 2019 include fees billed by our independent registered public accounting firm primarily related to issuance of comfort letters. Fees for 2018 primarily relate to new accounting standards not yet adopted during 2018 and issuance of comfort letters.
3 Tax fees for 2019 include fees billed by our independent public accounting firm primarily related to tax compliance and consulting services.

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In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (a) the SEC to implement the Sarbanes-Oxley Act of 2002, and (b) the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non- audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2019 were pre-approved pursuant to this policy.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Archrock’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock’s website at www.archrock.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte, Archrock’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock’s internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2019, which it filed with the SEC on February 21, 2020. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

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In this context, the Audit Committee discussed with Archrock’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock’s internal controls, and the overall quality of Archrock’s financial reporting. Management represented to the Audit Committee that Archrock’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock’s Board, and the Board has concurred, that (a) the audited financial statements be included in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC; (b) Deloitte meets the requirements for independence; and (c) the appointment of Deloitte for 2020 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

Frances Powell Hawes, Chair
Anne-Marie N. Ainsworth
Wendell R. Brooks
Edmund P. Segner, III

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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PROPOSAL 3 APPROVAL OF THE ADOPTION OF THE ARCHROCK, INC. 2020 STOCK INCENTIVE PLAN

The stockholders are being asked to approve the Archrock, Inc. 2020 Stock Incentive Plan (the "2020 Plan"), which is included in this Proxy Statement as Annex A. The 2020 Plan was approved by the Board on February 17, 2020, subject to stockholder approval. Upon stockholder approval of the 2020 Plan, the 2020 Plan will become effective and no further awards may be made under the Archrock, Inc. 2013 Stock Incentive Plan (as amended, and for purposes of this Proposal 3, the "Prior Plan"). If the stockholders do not approve the 2020 Plan, the 2020 Plan will not become effective, the Prior Plan will continue in effect, and we would continue to grant awards under the Prior Plan, subject to the terms, conditions and limitations of the Prior Plan.

2020 PLAN OBJECTIVES AND OVERVIEW

The objectives of the 2020 Plan are to provide:
•	an important component of a competitive compensation program to enable us to attract and retain highly- qualified individuals to serve as employees, directors and consultants;
•	a means whereby those individuals can acquire and maintain stock ownership, thereby aligning their interests with those of our stockholders; and
•	additional incentive and reward opportunities to these individuals, designed to enhance the profitable growth of the Company.

Types of Awards Provided. The types of awards that may be granted under the 2020 Plan are:
•	non-qualified stock options and incentive stock options (within the meaning of Section 422 of the Code, as defined in the 2020 Plan);
•	restricted stock;
•	restricted stock units;
•	stock appreciation rights;
•	performance awards;
•	other stock-based awards; and
•	dividend equivalent rights.

Key Terms.
•
The 2020 Plan will be administered by the Compensation Committee of the Board or such other committee of the Board designated to administer the 2020 Plan, which shall be comprised entirely of independent directors;

•	Under the 2020 Plan, the maximum number of shares of the Company's common stock available for issuance pursuant to awards is 8,500,000;
•	Each stock-settled award granted under the 2020 Plan shall reduce the number of shares available for issuance by one share;
•	The 2020 Plan prohibits the return to the plan of shares tendered or withheld in payment of an option price or to satisfy a tax withholding obligation;
•	The per share exercise price of options and stock appreciation rights granted under the 2020 Plan may not be less than the fair market value of a share of common stock on the date of grant;
•	The exercise price of options and stock appreciation rights granted under the 2020 Plan may not be reduced without stockholder approval; and
•	The 2020 Plan does not include an "evergreen" feature pursuant to which the shares authorized for issuance under the 2020 Plan can be increased automatically without stockholder approval.

Impact of Shares Reserved Under the 2020 Plan on Stockholder Dilution, Burn Rate and Overhang. The Company may currently grant awards under the Prior Plan. As of March 10, 2020, approximately 2.8 million shares remained available for issuance under the Prior Plan. With fungible share counting of 1.75:1, roughly 1.6 million full value awards are available for grant. “Full Value Awards” are awards for which no consideration must paid by the recipient to receive common stock (e.g., restricted stock or stock-settled restricted stock units). Based on the Company's historical grant practices, the Board considered it in the best interests of the Company and its stockholders to adopt the 2020 Plan. Upon stockholder approval of the 2020 Plan, the 2020 Plan will become effective and no further awards may be made under the Prior Plan. If the stockholders do not approve the 2020 Plan, the 2020 Plan will not become effective, the Prior Plan will continue in effect, and we would continue to grant awards under the Prior Plan, subject to the terms, conditions and limitations of the Prior Plan.

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In its determination to recommend Board adoption of the 2020 Plan, the Compensation Committee considered advice and input from the Compensation Committee's independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”). The Compensation Committee also reviewed certain dilution, overhang and burn rate data, as well as the estimated shareholder value transfer cost, in considering and designing the 2020 Plan. Specifically, the Compensation Committee considered the following:

Dilution and Overhang. As of March 10, 2020, simple dilution was 3.5%. Simple dilution was calculated as the total overhang (outstanding options, restricted  stock  and  restricted  stock  units)  of  2,603,321 shares  plus 2,772,699 shares that remained available for issuance under the Prior Plan divided by the total common shares outstanding as of March 10, 2020 of approximately 152,870,000 shares. With the adoption of the 2020 Plan, simple dilution would be 7.3% using the above calculation, adding the 8,500,000 shares issuable under the 2020 Plan and subtracting, due to cancellation, the 2,772,699 shares issuable under the Prior Plan.

Burn Rate. The Compensation Committee manages long-term dilution by limiting the number of equity awards granted annually, commonly referred to as "burn rate". Burn rate does not take into account equity awards that are cancelled or forfeited. Burn rate with respect to each year is calculated by dividing the total number of shares subject to stock options and Full Value Awards granted during the year (with shares subject to Full Value Awards counted as two shares for every one share granted) by the total weighted-average number of common shares outstanding during the period. As indicated below, under this calculation, the Company's three-year average burn rate is 1.91%, which we believe is well within an allowable range under the policies of leading shareholder proxy advisors.

Year	Options Granted	Full Value Awards Granted (Granted x 2)	Total Granted	Weighted CSO	Annual Burn-Rate
2017	—	1,396,476	1,396,476	69,552,000	2.01%
2018	—	2,301,076	2,301,076	109,305,000	2.11%
2019	—	2,207,758	2,207,758	137,492,000	1.61%
Average Three-Year Burn Rate					1.91%

Other Factors. The Compensation Committee also considered the shareholder value transfer cost of the Plan, which the Compensation Committee believes is within an acceptable range. In addition, the Compensation Committee believes it to be in the best interests of stockholders to terminate the Prior Plan as to any future grants upon stockholder approval and the effectiveness of the 2020 Plan. Further, based upon (a) our grant practices and (b) the market prices of the Company's common stock over the prior three years, the shares requested under the 2020 Plan are expected to be sufficient for approximately five years, noting that future circumstances, grant practices, or market or other conditions, which we cannot predict with certainty at this time, may result in a different outcome.

Our employees are among our most valuable assets. Equity-based compensation is a vital component of our compensation program and our ability to continue to attract, retain and motivate highly skilled employees. The Board believes the Prior Plan is inadequate to meet the future needs of the Company. Accordingly, without the 2020 Plan, the Company could be unable to sustain its annual equity grant program beyond January 2021.

BOARD OF DIRECTORS’ RECOMMENDATION	VOTE REQUIRED

The Board recommends that the stockholders vote “FOR” the approval of the Archrock, Inc. 2020 Stock Incentive Plan.

“RESOLVED, that  the  stockholders  of  Archrock, Inc. approve the adoption of the Archrock, Inc. 2020 Stock Incentive Plan, effective upon such stockholder approval.”

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, provided that the total votes cast represent a majority of all shares entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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2020 PLAN MATERIAL FEATURES

Following is a summary of the material terms of the 2020 Plan. This summary is qualified in its entirety by reference to the full text of the 2020 Plan, which is attached to this Proxy Statement as Annex A.

Effectiveness and Term. As noted above, the 2020 Plan will become effective upon approval by the stockholders, and no awards will be granted under the 2020 Plan prior to stockholder approval. If the stockholders approve the 2020 Plan, we will not issue any further awards under the Prior Plan. However, if the stockholders do not approve the 2020 Plan, the Prior Plan will remain in effect and we would continue to grant awards thereunder in accordance with the terms and conditions of the Prior Plan. Awards may only be granted under the 2020 Plan for ten years from its effective date. The 2020 Plan will remain in effect until all awards granted thereunder have been vested or forfeited or exercised or expired.

Administration. The 2020 Plan will be administered by Compensation Committee of the Board or such other committee designated by the Board (such Compensation Committee or other committee, the "Committee"). All members of the Committee must satisfy the independence requirements of the stock exchange on which our common stock is listed. Awards may be granted to individuals subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

The Committee may delegate to the Board or to one or more committees of the Board its authority to grant awards to individuals who are not subject to Section 16(b) of the Exchange Act, subject to such limitations and restrictions as the Committee may determine. In addition, the Committee may delegate to the Governance Committee of the Board the authority to grant non-discretionary, routine awards to directors. However, the Committee may not delegate its authority to grant non-routine, discretionary awards to directors.

The Committee will have full authority, subject to the terms of the 2020 Plan, to make all determinations necessary or advisable for administering the 2020 Plan, including the authority to determine participants, the types and sizes of awards, the timing and price of awards, any vesting conditions applicable to awards, the acceleration or waiver of any vesting restrictions, the forms of award notices, and any rules and regulations necessary or appropriate to administer the 2020 Plan. In addition, the Committee has the authority to interpret the terms of the 2020 Plan and each award notice thereunder.

With respect to any employee, director or consultant who is resident outside of the United States, the Committee may amend or vary the terms of the 2020 Plan to conform such terms to the requirements of applicable non-United States law and to meet the goals and objectives of the 2020 Plan. In addition, the Committee may establish administrative rules and procedures to facilitate the operation of the 2020 Plan in such non-United States jurisdictions. The Committee may establish one or more sub-plans for these purposes.

Eligibility. Employees, consultants and directors of us and our affiliates, as well as members of the Board who are not also employees, are eligible to participate in the 2020 Plan. Currently, approximately 200 employees and seven of our eight non-employee directors are eligible to participate in the 2020 Plan; no consultants have been identified as eligible to participate in the 2020 Plan. Participation in our long-term incentive programs has historically been limited to certain key employees, which included approximately 90 employees in January 2020.

Number of Shares Subject to the 2020 Plan, Share Counting and Award Limits. The maximum number of shares of our common stock that will be available for issuance under the 2020 Plan is 8,500,000 shares. Each share of common stock issued pursuant to an Award will be counted against the aggregate share limitation as one share.

Shares subject to Awards that expire or are cancelled, forfeited, settled in cash or otherwise terminated will again become available for future awards under the 2020 Plan. Shares of common stock withheld to satisfy tax withholding obligations or to pay the exercise price of an option will be counted against the aggregate share limit and will not become available for future awards under the 2020 Plan.

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The following limits have been established under the 2020 Plan:

•	The maximum number of shares that may be issued pursuant to incentive stock options may not exceed 3,000,000 shares.
•	The maximum fair market value, determined as of the date of grant, of awards granted for services as a director during any fiscal year may not exceed $1,000,000.

Types of Awards. Awards under the 2020 Plan may consist of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and dividend equivalents, each as described below.

Options. Stock options entitle the participant to purchase shares of our common stock at a specified price. Options must have an exercise price that is at least the fair market value of our common stock on the date of grant (or 110% of the fair market value with respect to incentive stock options granted to participants who hold more than 10% of our stock). Options may be either incentive stock options that comply with the requirements of Section 422 of the Code or non-qualified stock options that do not comply with such requirements. Incentive stock options may only be granted to employees. An option's term may not be longer than seven years (or five years in the case of incentive stock options granted to participants who hold more than 10% of our stock). The aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an individual in any one calendar year may not exceed $100,000.

The award notice will specify the acceptable method(s) for payment of the exercise price of an option, which may include (a) cash, (b) a check acceptable to us, (c) the delivery of shares (including shares otherwise issuable pursuant to the option or shares that have been held by the participant for such period of time as required by the Committee in its discretion) with a fair market value equal to such exercise price, (d) by a "cashless broker exercise" through procedures established or approved by the Committee, (e) by any other form of legal consideration acceptable to the Committee, or (f) by any combination of the foregoing. However, no participant will be permitted to pay the exercise price of an option, or continue any extension of payment with respect to the exercise price of an option, with a loan from us or with a loan arranged by us in violation of Section 13(k) of the Exchange Act.

Unless otherwise set forth in the applicable award notice, (a) vested options may be exercised for a period of three months following termination of employment or service (other than a termination for cause, in which case all vested options shall be automatically forfeited upon termination, and (b) unvested options will automatically terminate upon termination, provided that if such termination is due to the participant's death, disability or retirement, all unvested options will vest in full upon such termination and will remain exercisable for a period of two years following termination.

Restricted Stock. A restricted stock award is a grant of shares of common stock at a per share purchase price determined by the Committee (which may equal zero) that is non-transferable and is subject to a vesting schedule. Each grant of restricted stock may have different restrictions as established in the sole discretion of the Committee.

During the restricted period for any award of restricted stock, the participant will be entitled to voting, dividend and other ownership rights with respect to such shares of restricted stock. However, unless and until the restrictions lapse or expire, we will retain custody of the restricted stock and the participant may be obligated to forfeit and surrender the shares to us under certain circumstances as determined by the Committee.

Unless otherwise set forth in the applicable award notice, unvested shares of restricted stock will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all restrictions upon such shares will lapse upon termination.

Restricted Stock Units. Restricted stock units evidence the right to receive shares (or their equivalent value in cash) that is restricted or subject to a vesting schedule and forfeiture provisions. Each award of restricted stock units may have different restrictions as established in the sole discretion of the Committee.

Unless and until the restrictions have lapsed and the shares have been registered in the participant's name, the participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights, and may be required to forfeit the restricted stock units under certain circumstances as determined by the Committee. Upon the lapse of the applicable restrictions or at such times as determined by the Committee and set forth in the award notice (but no earlier than the date on which the restrictions lapse), the participant will receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by the Committee.

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Unless otherwise set forth in the applicable award notice, unvested restricted stock units will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all unvested restricted stock units will become vested upon termination.

Stock Appreciation Rights. A stock appreciation right is a right to receive a payment, in cash or shares, equal to the excess of the fair market value of the shares subject to such stock appreciation right over the exercise price thereof, less applicable withholding. Stock appreciation rights may be subject to restrictions during a vesting period, and participants may be required to forfeit the stock appreciation rights under certain circumstances, as determined by the Committee. Stock appreciation rights may have different restrictions as established in the sole discretion of the Committee.

The exercise price of the stock appreciation rights will be at least the fair market value of the shares of the common stock underlying the stock appreciation rights on the date of grant. Upon the lapse of any applicable restrictions and a participant's subsequent exercise of the stock appreciation rights, the participant will be entitled to receive payment in an amount equal to: (a) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the per share exercise price; times (b) the number of shares of common stock underlying the stock appreciation rights; less (c) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by the Committee.

Unless otherwise set forth in the applicable award notice, unvested stock appreciation rights will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death, disability or retirement, all unvested stock appreciation rights will become vested upon termination.

Performance Awards. Performance awards entitle participants to receive a payment, in cash or shares, upon the attainment of specified performance measures. The Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance will be measured.

A performance award will be contingent upon our future performance or the future performance of any of our affiliates, or a division or department of us or any of our affiliates during the performance period. With respect to any performance award, the Committee will, in writing, (a) select the performance measures applicable to the performance period, and (b) establish the performance targets and amounts of performance awards, as applicable, which may be earned for the performance period.

The vesting of the performance award will be based upon one or more of the following, as determined by the Committee: (a) the attainment of one or more performance targets based on one or more performance measures; (b) the participant's continued service as an employee, director or consultant for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) any combination of any of the foregoing.

The performance measures that may be used include the following: (a) the price of a share of our common stock, (b) earnings per share, (c) market share, (d) the market share of a business unit of us that is designated by the Committee, (e) sales, (f) the sale of a business unit of us that is designated by the Committee, (g) net income (before or after taxes) of us or any business unit of us that is designated by the Committee, (h) cash flow return on investment, cash value added, and/or working cash flow of us or any business unit of us that is designated by the Committee, (i) earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee, (j) economic value added, (k) stockholders' equity and/or return on stockholders' equity achieved by us, (l) return on capital (including return on total capital or return on invested capital) employed by us or any business unit of us that is designated by the Committee, (m) total stockholders' return achieved by us, (n) working capital of us or any business unit of us that is designated by the Committee, (o) selling, general and administrative expense of us or any business unit of us that is designated by the Committee, (p) gross margin and/or gross margin percent of us or any business unit of us that is designated by the Committee, (q) operating margin and/or operating margin percent of us or any business unit of us that is designated by the Committee, (r) revenue, (s) revenue or product revenue growth, (t) pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus) of us or any business unit of us that is designated by the Committee, (u) net earnings or loss of us or any business unit of us that is designated by the Committee, (v) return on assets or net assets, (w) return on assets or net assets, (x) attainment of strategic and operational initiatives, (y) gross profits, (z) comparisons with various stock market indices, (aa) reductions in cost, (bb) improvement in or attainment of expense levels or working capital levels, (cc) year end cash, (dd) debt reduction, (ee) implementation or completion of projects and processes, (ff) customer satisfaction, (gg) budget management, (hh) debt covenant leverage ratios, and/or (ii) financing.

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A performance target based on any one or more performance measures may be absolute or relative to (a) one or more other companies, (b) one or more indexes or (c) to one or more prior year's performance. In addition, a performance target based on any one or more performance measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (a) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by us during the performance period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k)      items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of our core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; or (s) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

Following the end of the applicable performance period, the participant will be entitled to receive payment with respect to the performance award (not exceeding the maximum value of the award) based on the achievement of the performance targets based on one or more performance measures for such period, as determined by the Committee. The Committee must certify in writing that the applicable performance targets based on one or more performance measures were satisfied prior to the payment of any qualified performance-based awards. Payment of a performance award may be made in cash, common stock, stock options, other equity compensation, or a combination thereof, as determined by the Committee. If a performance award covering shares of common stock is paid in cash, payment will be based on the fair market value of a share of common stock on the vest date.

Unless otherwise set forth in the applicable award notice, unvested performance awards will automatically terminate upon termination of employment or service, provided that if such termination is due to the participant's death or disability, all unvested performance awards will become vested upon termination (based on the level of performance determined by the Committee as of the date of termination or, if such performance level has not yet been determined, at 100% of target).

Other Stock Based Awards. Other stock-based awards are awards of shares of our common stock, which may be subject to the attainment of performance targets based on one or more performance measures, continued service requirements, or such other criteria as the Committee determines. The Committee will determine the number or the value of shares subject to such awards. Other stock-based awards may (but are not required to) be granted in lieu of base salary, bonuses, fees or other cash compensation otherwise payable to a participant.

Dividend Equivalents. Dividend equivalents entitle participants to receive the equivalent value (in cash or additional shares) of dividends in respect of awards held by participants. Dividend equivalents with respect to an award that vests based on the attainment of performance-based objectives that are based on dividends paid prior to the vesting of such award will only be paid to a participant to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. Additionally, the 2020 Plan provides that dividend equivalents are not payable with respect to options or stock appreciation rights.

Acceleration of Vesting; Award Terms. Subject to certain limitations set forth in the 2020 Plan, the Committee, in its discretion, may accelerate the vesting of all or any portion of an outstanding award under the 2020 Plan on such terms and conditions as it determines. The Committee will determine the term of each award; however, in no event may the term of any award exceed a period of ten years (or such shorter period as may be required for stock options and stock appreciation rights).

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Transferability. Awards granted under the 2020 Plan generally will not be transferable except (a) by will or the laws of descent and distribution, (b) pursuant to a qualified domestic relations order, or (c) if vested, with the consent of the Committee, provided that any such transfer is permitted under the applicable securities laws.

Recapitalizations, Reorganizations and Corporate Changes. If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock that would dilute or enlarge the rights of participants (excluding any equity restructuring), the Committee has the discretion to equitably or proportionally adjust the number and price of shares or other securities or property subject to outstanding awards, and may appropriately adjust the share reserve and the award limits under the 2020 Plan. Upon a subdivision, consolidation or payment of a dividend, excluding any equity restructuring, the number of shares subject to and per share purchase price of outstanding awards will be proportionately adjusted. In addition, upon certain non-reciprocal transaction known as "equity restructurings," the Committee will make equitable adjustments to the common stock that may be issued under the 2020 Plan and outstanding awards.

In the event of a corporate change, which includes but is not limited to a merger or the sale or other disposition of all or substantially all of our assets, the Committee has the discretion to take any one or more of the following actions without participant consent whenever it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, with respect to awards under the 2020 Plan, or to facilitate the corporate change: (a) provide that outstanding awards will become exercisable or payable or fully vested (with any awards subject to performance measures payable at such levels determined by the Committee), (b) provide for the termination of outstanding awards in exchange for cash or the replacement of outstanding awards, in either case, with an aggregate value equal to the amount that would have been attained upon the exercise of such awards or the realization of the participant's rights, (c) equitably or proportionally adjust the number and type of shares or other securities or property subject to, and/or the terms and conditions of, outstanding awards, or (d) provide for the assumption or substitution of outstanding awards, with appropriate adjustments in the number and kind of shares and prices. Notwithstanding the foregoing, if an award notice provides for more favorable treatment in connection with a corporate change than the treatment that would otherwise apply to an award under the 2020 Plan, then the terms of the award notice (rather than the terms of the 2020 Plan) will govern the treatment of the award in connection with a corporate change.

Amendment and Termination. The Board or the Committee may, in its discretion, terminate the 2020 Plan or alter, modify or amend the 2020 Plan or any part of the 2020 Plan at any time, provided that (a) the Board or Committee may not take any action that impairs the rights of any participant with respect to an outstanding award without the consent of the participant, and (b) stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or the requirements of any securities exchange on which the common stock is then-listed. In addition, stockholder approval will be required to (a) increase the maximum number of shares issuable pursuant to the 2020 Plan, (b) reduce the exercise price of an outstanding stock appreciation right or option or cancel and replace any outstanding option with an option having a lower exercise price, or (c) cancel any outstanding option or stock appreciation right in exchange for cash or another award when the per share price of the option or stock appreciation right exceeds the fair market value of the underlying shares of common stock.

Federal Income Tax Consequences of the 2020 Plan. The following is a brief summary of the United States federal income tax consequences applicable to awards granted under the 2020 Plan. The discussion below is based upon United States federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances, or the tax consequences of any awards granted to participants who reside outside of the United States.

Non-Qualified Options. A participant will not recognize taxable income upon the grant of non-qualified stock options. Generally, a participant will recognize ordinary income at the time of exercise equal to the difference between the exercise price and the fair market value of the shares of common stock on the exercise date. We will be entitled to a corresponding deduction in the year in which the participant recognizes income.

Incentive Stock Options. Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price will be an adjustment in computing the participant's alternative minimum tax in the year of exercise. Additionally, if the participant holds the shares of common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long- term capital gain (or loss, if applicable) to the participant, and we will not be entitled to any deduction.

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If a participant disposes of shares acquired upon exercise of an incentive stock option that have not been held for the requisite holding period, the incentive stock option will be treated as an option that does not meet the requirements of the Code for incentive stock options, and the participant will recognize ordinary income in the year of the disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price or (b) the excess of the amount realized on disposition over the exercise price. Generally, we will be entitled to a corresponding deduction in the year in which the participant recognizes income.

Other Awards. The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code); restricted stock units, performance awards, other stock-based awards, and dividend equivalents are generally subject to tax at the time of payment. We will generally be entitled to a corresponding deduction in the year in which the participant recognizes income with respect to an award.

Section 409A of the Code. Certain types of awards under the 2020 Plan, such as restricted stock units and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2020 Plan has been, and we intend that awards under the 2020 Plan will be, structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Committee, the 2020 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

NEW PLAN BENEFITS

The 2020 Plan permits awards to our non-employee directors, as well as to employees (including executive officers) and consultants of us and our affiliates. Certain tables in this Proxy Statement under the heading "Compensation Discussion and Analysis," including the Summary Compensation table, Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year End table set forth information with respect to prior awards granted to our individual Named Executive Officers under the Prior Plan. As of the date of this Proxy Statement, no awards have been granted under the 2020 Plan and all awards under the 2020 Plan are within the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants under the 2020 Plan.

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AWARDS UNDER PRIOR PLAN

The following table provides information with respect to awards granted under the Prior Plan from and after the date of its effectiveness on April 30, 2013, to our Named Executive Officers, directors and employees as of March 10, 2020, the most recent practicable date prior to the filing of this Proxy Statement. As stated above, it is not possible to determine the amounts of awards that will be granted in the future to participants under the 2020 Plan.

Name and Position	Shares Underlying Option Grants	Shares Underlying Restricted Stock Unit Grants	Restricted Stock Granted
D. Bradley Childers, President and Chief Executive Officer	63,891	409,432	1,352,008
Douglas S. Aron, Senior Vice President and Chief Financial Officer	—	41,110	162,545
Stephanie C. Hildebrandt, Senior Vice President, General Counsel, Secretary	—	39,834	198,973
Jason G. Ingersoll, Senior Vice President, Marketing and Sales	—	44,684	154,364
Eric W. Thode, Vice President, Operations	—	19,493	117,798
All Current Executive Officers as a Group	63,891	554,553	1,985,688
Anne-Marie N. Ainsworth, Director Nominee	—	—	71,904
Wendell R. Brooks, Director Nominee	—	—	77,270
Gordon T. Hall, Director Nominee	—	—	75,808
Frances Powell Hawes, Director Nominee	—	—	71,904
Jeffery D. Hildebrand, Director Nominee	—	—	—
J.W.G. "Will" Honeybourne, Director Nominee	—	—	75,808
James H. Lytal, Director Nominee	—	—	71,904
Edmund P. Segner, III, Director Nominee	—	—	32,984
All Current Directors Who Are Not Executive Officers as a Group	—	—	477,582
Each Associate of Any of Such Directors, Executive Officers or Nominees	—	—	—
Each Other Person Who Received or Is to Receive 5 Percent of Such Options, Warrants or Rights	—	—	—
All Employees Who Are Not Executive Officers as a Group [1]	13,835	97,220	3,162,000

1 “All Employees Who Are Not Executive Officers as a Group” includes all individuals who were employees of Archrock, Inc. prior to and since the November 3, 2015 spin-off of Exterran Corporation; it does not include awards made from 2013 to 2015 to individuals who became employees of Exterran Corporation pursuant to the spin-off. All awards granted to our Named Executive Officers and directors under the Prior Plan are included in the chart.

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EQUITY COMPENSATION PLAN INFORMATION AS OF MARCH 10, 2020

The table on page 19 of this Proxy Statement sets forth information with respect to the Archrock compensation plans under which our common stock is authorized for issuance as of December 31, 2019. Because our annual equity awards are granted in January, we are also providing this information in the following chart as of March 10, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by security holders [1]	393,040	[2]	$25.18	[3]	3,555,969	[4]
Equity compensation plans not approved by security holders [5]	—		—		48,022
Total	393,040		$25.18		3,603,991

1 Comprised of the Prior Plan and Employee Stock Purchase Plan. Subject to stockholder approval of the 2020 Stock Incentive Plan, no additional grants will be made under the Prior Plan.
2 Includes 63,891 outstanding stock options and 329,149 unvested performance-based restricted stock units, payable in common stock upon vesting at target performance. In addition, as of March 10, 2020, 20,925 time-vested restricted stock units, payable in common stock, and 2,189,356 restricted shares are outstanding, which have been deducted from column (c).
3 Includes the weighted average exercise price for outstanding options only; performance-based restricted stock units do not have an exercise price.
4 The number of securities remaining available for future issuance as of March 10, 2020 includes 2,772,699 shares of common stock under the Prior Plan, issuable at a ratio of 1.75 shares for every share pursuant to a Full Value Award, and 783,270 shares of common stock under the Employee Stock Purchase Plan.
5 Comprised of the Archrock, Inc. Directors’ Stock and Deferral Plan.

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PROPOSAL 4 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, our stockholders are provided the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2019, as described this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that  the  stockholders  of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2019, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation table and the other related tables and disclosure.”

VOTE REQUIRED

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” approval must exceed the number of shares voted “against” approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Consistent with the results of our stockholders’ most recent vote on the frequency of future “say on pay” votes, our Board has determined to hold future “say on pay” advisory votes on executive compensation on an annual basis. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2021 Annual Meeting of Stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS CONTENTS

Executive Summary	35
Named Executive Officers	35
Most Recent Say On Pay Vote and Program Changes	35
Our Best Practices	36
Components of Our 2019 Executive Compensation	36
CEO Realizable Compensation	37
2019 Performance Highlights	38

Discussion of Our Fiscal 2019 Executive Compensation Program	39
Compensation Philosophy and Objectives	39
Elements of Compensation	39
How our Compensation Committee Determines Executive Compensation	40
Risk Assessment Related to our Compensation Structure	41
Base Salary	42
Annual Performance-Based Incentive Compensation	42
Long-Term Incentive Compensation	45
Retirement Savings, Health and Welfare Benefits	49
Agreements with Executive Officers	50
Compensation-Related Policies	50
Stock Ownership Requirements	50
Prohibition on Hedging and Pledging	50
Executive Compensation Recoupment (“Clawback”)	50
Tax and Accounting Considerations	50
Compensation Committee Report	51

Compensation Tables	52
Summary Compensation	52
Grants of Plan-Based Awards	54
Outstanding Equity Awards at Fiscal Year End	55
Option Exercises and Stock Vested	57
Nonqualified Deferred Compensation	58
Severance Benefit and Change of Control Arrangements	59
Potential Payments Upon Termination or Change of Control	61
CEO Pay Ratio	62

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EXECUTIVE SUMMARY
NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis that follows focuses on compensation earned during 2019 by our Chief Executive Officer, Chief Financial Officer and our other executive officers who we refer to as "Named Executive Officers". In addition, it provides information on our compensation objectives and policies, each element of compensation, and how each element of compensation relates to our compensation objectives and policies and ultimately ties to our corporate strategy to strengthen our performance and generate stockholder value. Our 2019 Named Executive Officers were as follows:

Named Executive Officer	Title
D. Bradley Childers	President and Chief Executive Officer
Douglas S. Aron	Senior Vice President and Chief Financial Officer
Stephanie C. Hildebrandt	Senior Vice President, General Counsel and Secretary
Jason G. Ingersoll	Senior Vice President, Marketing and Sales
Eric R. Thode	Vice President, Operations (promoted to Senior Vice President, Operations, in February 2020)

MOST RECENT SAY ON PAY VOTE AND PROGRAM CHANGES

At our 2019 Annual Meeting of Stockholders, our 2018 executive compensation program received a stockholder approval rating of approximately 95%. Our Compensation Committee values the feedback it has received from our stockholders, and they took into consideration this overwhelming support of our program. Based in part upon feedback from our stockholders, the Compensation Committee has made the following enhancements to our executive compensation program from 2017 to 2019:

•	improved disclosure regarding the mechanics of our annual incentive program;

•	increased the percentage of the total Named Executive Officer long-term incentive award value that is based on specific performance metrics;

•	eliminated one-year performance periods from our performance award design; all performance awards are now measured over a three-year performance period;

•	diversified the performance metrics under our Annual and Long-Term Incentive Programs;

•	adopted an executive compensation recoupment (“Clawback”) policy in 2019, which is applicable to all cash and equity incentive awards.

The Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, taking into consideration market trends, best practices, industry conditions, our performance and feedback received from our stockholders.

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OUR BEST PRACTICES

The Compensation Committee believes that our compensation program provides balanced incentives and does not promote risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has incorporated a number of stockholder-aligned compensation governance practices into our executive compensation program, including:

Governance
•         100% independent directors on the Compensation Committee
•         Independent compensation consultant engaged by the Compensation Committee
•         Annual review and approval of our compensation strategy and program design by the Compensation Committee, including an annual market best practices and peer group review

Compensation
•        Includes a mix of short- and long-term compensation intended to reward performance while minimizing risk to the Company
•         A majority of executive compensation is at risk based on company performance
•        Long-term incentive awards based on both growth in cash available for dividend and relative total shareholder return performance
•        Safety performance is a component of our annual incentive program
•        Caps on performance-based compensation
•        No “single trigger” change of control benefits
•         No tax gross-ups for change of control benefits or other executive compensation arrangements

Perquisites
•         We provide very limited perquisites, which for 2019 included (a) the taxable reimbursement of tax preparation and planning services (eliminated for 2020) and (b) the non-taxable reimbursement of an annual physical exam

Policies
•        Minimum of three-year vesting for equity awards to our executive officers
•        Stock ownership guidelines for executive officers and directors
•        Clawback of executive compensation
•        Prohibition on short sales, hedging, or pledging of Company securities

COMPONENTS OF OUR 2019 EXECUTIVE COMPENSATION

The following shows the breakdown of 2019 compensation for our Chief Executive Officer and our other Named Executive Officers (NEOs) as a group. The chart illustrates that the long-term equity incentive awards and performance-based components of our executive compensation program are the predominant components of our executive officers’ total compensation, and we are committed to continuing a compensation program that is more heavily weighted to performance-based compensation.

CEO Target Total Direct Compensation Mix

 NEO Target Total Direct Compensation Mix

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CEO REALIZABLE COMPENSATION

The chart below illustrates that our CEO’s realizable compensation aligns with total stockholder return. Realizable Compensation includes the actual annual incentive award paid for performance during each year and the year end face value of equity-based awards granted during the year.

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2019 PERFORMANCE HIGHLIGHTS

Financial Performance
Adjusted EBITDA for 2019 (described in the later discussion of our 2019 Incentive Program performance factors) increased by 18% over 2018, our dividend increased by 10% and operating horsepower grew by 11%. We continued to be strategic in deploying growth capital during a challenging year, by focusing on the highest return opportunities and reducing our capital spending during the second half of the year as growth in the energy sector moderated.

Strategic Initiatives
In August 2019, we acquired substantially all of the assets of Elite Compression Services LLC, including approximately 430,000 of predominately large horsepower compression assets, coupled by the sale of approximately 80,000 in non-core horsepower compression assets to Harvest Midstream Company. In a separate transaction, we sold an additional 36,000 of non- core horsepower compression assets. The Elite asset purchase added basin density in our core areas and we expect it to generate approximately $55 million of annualized Adjusted EBITDA. The Elite asset purchase, along with non-core horsepower compression asset sales, further standardized our asset portfolio, a key long-term strategic goal.

Operational Performance
We made significant advancements during 2019 on a cloud-based technology initiative that will ultimately streamline and modernize virtually every aspect of our business, from accounting processes to human resource systems and from inventory management to field service operations. We also expect this initiative to facilitate additional data gathering that may inform and direct our future goals for environmental performance and sustainability.

Company Culture
We continue to focus on our number one asset: Our People. For the 9th year in a row, we surveyed employee satisfaction using the Gallup® survey. Our employee participation rate was 92% and Archrock’s results placed us in the 93rd percentile of companies surveyed. In addition, during 2019 the Houston Chronicle ranked Archrock 38th (in the mid-size category) among the top workplaces in the greater Houston area, based solely on surveys completed by employees.

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DISCUSSION OF OUR FISCAL 2019 EXECUTIVE COMPENSATION PROGRAM
COMPENSATION PHILOSOPHY AND OBJECTIVES

The primary objectives of our executive compensation program are to:

Pay Competitively
To attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and return for our stockholders, our Compensation Committee believes that Named Executive Officers' total compensation should be competitive with that of comparably-sized companies within the oilfield services and midstream sectors and, where applicable, across a variety of industries, as further described below in “How Our Compensation Committee Determines Executive Compensation.”

Pay for Performance
Emphasis on performance-based, variable compensation is a critical component of our overall compensation philosophy. As shown in the graphs in our executive summary, 85% of our Chief Executive Officer’s 2019 target total direct compensation and approximately 70% of our other Named Executive Officers’ 2019 target total direct compensation was variable, with realized value primarily dependent upon annual financial performance or long-term stock price performance.

Stockholder Alignment
Our Compensation Committee believes that alignment between our Named Executive Officers’ compensation and our stockholders’ expectations is essential to our long-term success. The Compensation Committee believes that a competitive base salary ensures that the Company can attract and retain the level of managerial talent necessary to achieve consistent growth and profitability and, therefore, is aligned with our stockholders' interest. Emphasis on equity-based compensation and share ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

ELEMENTS OF COMPENSATION

Our executive compensation program is designed to align our Named Executive Officers’ pay with individual and Company performance in order to achieve growth, profitability and return for our stockholders, and to attract and retain executives with the level of expertise and experience necessary to achieve our business objectives while driving short- and long-term results. The key elements of our Named Executive Officers’ compensation and the primary objectives of each are as follows:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	Fixed cash income Establishes a base level of compensation that is essential to attract and retain talent	✔		✔
Annual performance-based incentive compensation
Variable cash incentive award earned annually

Based upon achievement of key annual financial, operational, safety, and individual performance goals that contribute to long-term growth in stockholder value
		✔	✔	✔
Long-term incentive compensation ("LTI Awards")
Provided through a combination of restricted shares and performance units vesting over multiple years

Promotes stockholder alignment by tying a significant portion of executive compensation directly to growth in stockholder value
		✔	✔	✔

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HOW OUR COMPENSATION COMMITTEE DETERMINES EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers such factors as they deem relevant, including the following:

External Factors	Internal Factors
Data and analysis provided by the Compensation Committee’s independent compensation consultant	Current and past total compensation, including an annual review of base salary, short-term incentive pay and the value of LTI Awards received
Feedback provided from our stockholders and the results of our annual advisory say-on-pay vote	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance
Best practices in executive compensation	Our Chief Executive Officer’s recommendations (other than with respect to his own compensation)
Each executive’s relative scope of responsibility and potential
Individual goal setting, performance and demonstrated leadership
Internal pay equity considerations

Role and Independence of Compensation Consultant. For 2019, the Compensation Committee engaged Pearl Meyer, an independent third-party compensation consultant, to:

•	provide data and analysis to inform the Compensation Committee in selecting an appropriate peer group;

•	provide a review of market trends in executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation; and

•	provide information on how trends in best practices, new rules, regulations and laws impact executive and director compensation practice and administration.

Following review and consultation with Pearl Meyer, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2019, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

For 2019, Pearl Meyer provided analysis of data derived from (a) proxy statements filed by the companies in our peer group, as further described below, and (b) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues comparable to Archrock. In performing its compensation analysis, Pearl Meyer generally placed more weight on the proxy compensation data for Named Executive Officers at our peer companies than on the information derived from the broader compensation surveys, where sufficient data was available.

Pearl Meyer also provided input to the Compensation Committee in their review and determination of the appropriate types and mix of LTI Awards and the performance factors for performance-based compensation awarded in 2019.

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2019 Peer Group. The Compensation Committee made significant changes in the peer group for 2019, in part due to the 2018 Partnership Merger, which positions us in the midstream infrastructure space. In addition, the Compensation Committee approved the removal of certain companies on the basis of being an outlier in terms of financial size, having a low market capitalization and being acquired. Since there are few publicly traded companies that directly match our profile, the Compensation Committee selected a peer group that included a diverse group of midstream, oilfield services and related companies with primarily domestic operations and reported 2018 revenues ranging from roughly $500 million to $3.4 billion. Archrock ranked between the 40th and 60th percentile for market capitalization and assets relative to this group. The Compensation Committee believes this peer group includes companies with which we may compete for technical and managerial talent and provides an appropriate reference point for assessing the competitiveness of our executive compensation program. In addition, the Compensation Committee believes that the number of companies included in the peer group provides a blend of data that is useful both for determining the general positioning of our executive compensation (targeted at the median of peers) and for assessing our performance based on relative total stockholder return over a multi-year period. Executive compensation is targeted at the median of the market data, although individual pay levels may vary from median depending upon multiple factors including individual responsibilities, impact to the organization and individual performance. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and will modify it as circumstances, including industry consolidation and other competitive forces, warrant.

Our 2019 peer group, selected by the Compensation Committee in consultation with Pearl Meyer, included:

Exterran Corporation	NOW Inc.	Summit Midstream Partners, LP
Forum Energy Technologies, Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Helix Energy Solutions Group, Inc.	Oil States International, Inc.	TETRA Technologies, Inc.
Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.	USA Compression Partners, L.P.
Newpark Resources, Inc.	SemGroup Corporation

Role of Management. The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

•
recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are based on analysis provided by our independent compensation consultant and are consistent with our business strategies;

•	preparing and distributing materials for Compensation Committee review and consideration;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the individual performance of our Named Executive Officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Compensation Committee considers along with the other factors discussed above.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE

We believe our compensation practices reflect sound risk management practices and do not promote risks that are reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe executive compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long- term focused compensation in a manner that encourages decision-making that balances short-term goals with long- term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for payout limits, and (b) LTI Awards with three-year minimum vesting periods; we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

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BASE SALARY

Based on the competitive positioning of our Named Executive Officers' base salaries as compared to the data provided by our independent compensation consultant, market conditions and individual performance, the Compensation Committee approved the following base salaries:
Name	Title	2018 Base Salary ($)	2019 Base Salary ($)	Increase (%)
Childers	President and Chief Executive Officer	825,000	875,000	6.1
Aron	Senior Vice President and Chief Financial Officer	425,000	450,000	5.9
Hildebrandt	Senior Vice President, General Counsel and Secretary	400,000	410,000	2.5
Ingersoll	Senior Vice President, Marketing and Sales	340,000	350,000	2.9
Thode	Vice President, Operations	300,000	300,000	—
In determining their base salary increases in early 2019, the Compensation Committee considered Messrs. Childers and Aron’s leadership in directing the Company during 2018 toward increased earnings per share, growth in adjusted EBITDA, a dividend increase, reduced leverage and gains in operating horsepower. In addition, the Compensation Committee considered qualitative results achieved by Mr. Childers, including the initiation of a branding campaign, focus on safety and corporate culture, and the implementation of a technology initiative to modernize our operations. Mr. Thode received a salary increase in late 2018 in connection with his appointment to his current position as Vice President, Operations and, therefore, did not receive a base salary increase in 2019.

ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers’ compensation for that year. In February 2019, the Compensation Committee adopted the short-term incentive program for 2019 (the “2019 Incentive Program”).

Each Named Executive Officer’s potential cash payout under the 2019 Incentive Program ranged from 0% to 200% of his or her incentive target, as described below. No payouts would be made unless Company results, as shown below, exceeded 50% of target performance. Under the 2019 Incentive Program, the Compensation Committee determined payouts to the Named Executive Officers using the following formula:

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The Compensation Committee changed the company results performance factor from cash available for dividend in 2018 to Adjusted EBITDA in 2019. The Compensation Committee believes Adjusted EBITDA is a more comprehensive measure of financial performance, requiring focus on various components of financial and operating health, and a more appropriate measure of management’s ability to run the business on an annual basis. However, growth in cash available for dividend, as a key driver of growth in stockholder value, remains an important objective over the long-term and is a performance factor we use for a portion of the 2019 performance-based LTI Awards as described below.

The Compensation Committee believes this formula, which in addition to a corporate-level goal includes operating unit and individual goals, serves to create a focus on the overall success of the Company as well as the achievement of line of sight performance objectives. In addition, the Compensation Committee has retained discretion to include or exclude exceptional, non-recurring items, which could result in unintended consequences and an erroneous performance achievement to the advantage or detriment of employees, including our Named Executive Officers.

2019 Incentive Program Target. Each Named Executive Officer’s cash incentive target was a specified percentage of his or her actual base salary earned. The table below presents each Named Executive Officer's 2019 cash incentive target as a specified percentage of his or her base salary earned, as well as a potential payout assuming the achievement of results at 100%.

Name	2019 Cash Incentive Target (% of base salary)	2019 Cash Incentive Target [1] ($)
Childers	120	1,033,847
Aron	75	333,894
Hildebrandt	70	285,115
Ingersoll	70	243,115
Thode	60	179,999

1 Based on actual 2019 base salary earned and assumes Company, operating unit and individual results (as discussed below) are achieved at 100%.

The Compensation Committee increased the incentive target percentage for Mr. Childers from 110% to 120%, and for Ms. Hildebrandt and Mr. Ingersoll from 65% to 70%, for 2019. The Compensation Committee determined to increase Mr. Childers’ incentive payout to place additional emphasis on performance-based compensation. The increases for Ms. Hildebrandt and Mr. Ingersoll were approved by the Compensation Committee to position their target compensation at the median of the market data (in lieu of significant base salary increases) and to place additional emphasis on performance-based compensation.

Company Results. Adjusted EBITDA for 2019 was approximately $417 million. The Compensation Committee determined to reduce Adjusted EBITDA achievement by $29 million, reflecting a combination of the amount of increased EBITDA in 2019 attributable to the Elite asset acquisition and the gain on the sale of over 110,000 of non- core horsepower compression assets. The Compensation Committee believes that excluding these items produced a result that was more comparable to the 2019 Incentive Program target based on the Company’s business plan. As shown in the table below, Adjusted EBITDA results were achieved at a performance payout factor of 96.3%.

	Performance Range				Performance Achievement [3]
Performance Factor	Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	$	%
Adjusted EBITDA [1]	<$314.2M	$314.2M	$392.8M [2]	$471.4M	$387.1M	96.3%

1 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived asset impairment, restatement and other charges, restructuring and other charges, corporate office relocation costs, debt extinguishment loss, transaction-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items. See the inside cover of the 2019 Annual Report for a reconciliation of net income to Adjusted EBITDA.
2 Adjusted EBITDA achieved for 2018 was $352 million. The target performance criteria for 2019 Adjusted EBITDA of $392.8 million is more than an 11% increase over 2018 actual performance. The Compensation Committee considered the performance criteria at target to be a challenging but reasonable goal.
3 In the discretion of the Compensation Committee, the performance achievement was reduced by approximately $29 million due to the exclusion of certain non-recurring benefits that were not included in the 2019 Incentive Program as described above.

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Operating Unit Results. Under the 2019 Incentive Program, operating unit results, based on pre-determined objectives for safety, people, technology and specific operating unit financial/operational metrics were measured for each Named Executive Officer, as applicable, with the following weighting:

	% Weighting for Each Named Executive Officer
Operating Unit Performance Factors	Childers and Aron	Hildebrandt, Ingersoll and Thode
Safety	10	10
People	10	10
Technology	10	10
Financial/Operational Metrics [1]	70	70

1 The financial/operational metric applicable to Messrs. Childers and Aron was the same Adjusted EBITDA metric that determined the Company Results factor above. To avoid redundancy and double counting, this metric was fixed at 70% for purposes of calculating the operating unit results factor.
We have not disclosed our specific performance targets with respect to the achievement of these operating unit performance factors because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

Individual Performance. In early 2019, the Compensation Committee approved individual performance objectives for Mr. Childers related to the Company's financial and operational performance, strategic initiatives, leadership goals and Company culture initiatives. Upon conclusion of fiscal year 2019, the Compensation Committee met with Mr. Childers to discuss his performance relative to the approved individual objectives. Thereafter, the Compensation Committee met in executive session and reported its assessment to the full Board. The Board delivered its evaluation to Mr. Childers, the result of which is summarized below and under “2019 Performance Highlights” on page 38 of this Proxy Statement. The Compensation Committee considered each Named Executive Officers’ accomplishments during 2019, including implementation of operational improvements, demonstrated leadership, capital discipline demonstrated as the market began moderating in the second half of 2019 and the achievement of certain milestones in connection with a multi-year technology initiative to modernize the Company’s operations.

Following such assessments of individual performance during 2019, the Compensation Committee and Board concluded that Mr. Childers exceeded expectations, and the Compensation Committee determined that each of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode exceeded expectations.

The Compensation Committee also considered each Named Executive Officer's individual contribution toward significant strategic initiatives and accomplishments that were not specifically enumerated in the 2019 Incentive Program performance criteria but are critical to the Company’s long-term strategic objectives. Specifically, the Compensation Committee considered the following:

•
In August 2019, the Company completed the acquisition of 430,000 horsepower compression assets from Elite for a total consideration of $410 million. The transaction immediately benefited the Company’s stockholders through accretive earnings and cash flow growth. The acquired assets are expected to generate approximately $55 million of annualized Adjusted EBITDA, inclusive of $5 million in annualized cost synergies. In addition, the transaction added basin density in our core areas, with more than 70% of the units deployed in the Eagle Ford and South Texas region. This acquisition was critical to the Company’s long-term strategy to transform its fleet to predominately large horsepower, reduce leverage and support the Company’s dividend strategy.

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•
The Company refinanced its debt portfolio during 2019 with the private offering of $1 billion of senior notes, using the proceeds to redeem its senior notes due 2021 and pay down its revolving credit facility. The Company extended debt maturities in a challenging capital market, eliminating the need for external financing for at least five years,

•
In addition, the Compensation Committee took into consideration the effective integration of the Elite field service operations immediately after the acquisition and the consolidation of the Company’s six business units into four business units, gaining operating efficiencies.

Based on these significant accomplishments, the Compensation Committee, in its discretion, awarded the Named Executive Officers the additional cash payment noted under “Individual Performance Strategic Objectives” in the table below for these items that were not specifically enumerated in the 2019 Incentive Program.

2019 Incentive Program Results. The chart below provides each Named Executive Officer’s target cash incentive, multiplied by the achievement percentages for Company performance, operating unit performance and individual performance and the payout earned.

Name	2019 Cash Incentive Target [1] ($)	Company Performance Achievement (%)	X	Operating Unit Performance Achievement (%)	X	Individual Performance (%)	=	Performance Achievement (%)	+	Individual Performance Strategic Objectives ($)	=	Total Payout Earned ($)
Childers	1,033,847	96.3		88.2		100		84.9		150,000		1,027,700
Aron	333,894	96.3		94.9		100		91.4		250,000		555,100
Hildebrandt	285,115	96.3		86.9		100		83.7		150,000		388,600
Ingersoll	243,115	96.3		75.0		100		72.2		150,000		325,600
Thode	179,999	96.3		79.2		100		76.3		150,000		287,300

1 Assumes Company and, as applicable, operating unit results are achieved at 100%.

LONG-TERM INCENTIVE COMPENSATION

During 2019, our long-term incentive program consisted of the following LTI Awards:

Award Type	LTI Mix	Features
Restricted Stock	60%
•         Time-vested awards that vest one-third per year
•         Encourages retention and incentivizes employees to work toward long- term performance goals by aligning their interests with stockholder interests
•         Dividends are paid on unvested shares as and when they are paid to our stockholders

CAD Performance Units	20%
•       Performance-based awards that are earned based upon achievement of growth in cash available for dividend during the three-year performance period, January 1, 2019 through December 31, 2021
•         Performance goals are intended to drive consistent stockholder returns
•         Earned  units cliff-vest following conclusion  of  the  three-year performance period
•         Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive
•         Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested

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Award Type	LTI Mix	Features
TSR Performance Units	20%
•       Performance-based awards that are earned based upon achievement of total stockholder return performance relative to our peers over a three-year performance period, January 1, 2019 through December 31, 2021
•         Performance goals are intended to drive long-term growth in stockholder value
•         Earned units cliff-vest following conclusion of the three-year performance period
•         Units are denominated in shares and settled in shares or cash based on the stock price on the date of vesting, complimentary to the underlying performance criteria and the value creation aspect of the award
•         Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested

Long-Term Incentive Plans. Grants of restricted stock and performance awards during calendar year 2019 were made under the Archrock, Inc. 2013 Stock Incentive Plan (as amended, the “2013 Stock Incentive Plan”), which was approved by our stockholders in April 2013. The 2013 Stock Incentive Plan is administered by the Compensation Committee.

Timing of Awards. The Compensation Committee generally establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information. This practice results in awards typically being granted on a regular, predictable cycle. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. LTI Awards are granted and valued based on the market closing price of our common stock on the date of approval by the Compensation Committee.

Named Executive Officers' 2019 LTI Awards. In determining the grant of 2019 LTI Awards, the Compensation Committee considered the factors discussed above under “How Our Compensation Committee Determines Executive Compensation,” and also reviewed share utilization with respect to the 2013 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. The Compensation Committee also considered the retention aspect of awards as well as performance metrics that balance short- and long-term objectives. The following chart provides the total value of each Named Executive Officer's 2019 LTI Award and the number of shares and units awarded (in the case of performance-based units, listed at target payout).

Name	Target Long-Term Incentive Grant Date Value ($)	Restricted Shares (#)	CAD Performance Units [1] (#)	TSR Performance Units [1] (#)
Childers	3,900,000	248,407	82,802	82,802
Aron	900,000	57,324	19,108	19,108
Hildebrandt	750,000	47,770	15,923	15,923
Ingersoll	500,000	31,847	10,615	10,615
Thode	400,000	25,477	8,492	8,492

1 Description of performance units is provided below.

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2019 Performance-based LTI Awards.

CAD Performance Units. CAD Performance Units may be earned based upon growth in our cash available for distribution over the three year performance period of January 1, 2019 through December 31, 2021 (the “CAD Performance Units”), with payout ranging from 0% to 200% of the total units granted. The percentage of each award of CAD Performance Units that may be earned at the conclusion of the performance period will be based on the achievement of the performance factor as indicated in the chart below.

	Potential Payout Based on Performance Achievement
Performance Factor	Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Average Annual Growth Rate in Cash Available for Dividend [1] Calculated as the sum of the annual growth (as compared to the prior year) in cash available for dividend divided by the weighted average of common shares outstanding (excluding shares issued in connection with the Partnership Merger3) for the fiscal year for each of the three fiscal year performance periods, divided by three	<1.0%	1.0%	5.0%	9.0%

1 Cash Available for Dividend is defined as Adjusted EBITDA2, minus maintenance and other capital expenditures, minus cash taxes, minus cash interest.
2 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived asset impairment, restatement and other charges, restructuring and other charges, corporate office relocation costs, debt extinguishment loss, transaction-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items.
3 Shares issued in connection with the Partnership Merger are excluded from the weighted average of common shares outstanding. No additional cash was booked in connection with the Merger since the metric was calculated on a consolidated basis prior to the Merger.

At the conclusion of the three-year performance period, a number of CAD Performance Units ranging from 0% to 200% of the total number of CAD Performance Units granted will be earned. If the Company's performance falls between the levels specified in the chart, the percentage of CAD Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company's CAD performance is below the threshold level. The earned CAD Performance Units are also subject to three-year cliff vesting on January 25, 2022, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned CAD Performance Unit is payable in cash based on the market closing price of our common stock on the date of vesting.

TSR Performance Units. TSR Performance Units may be earned based upon our three-year total stockholder return (the “TSR Performance Units”), with payout ranging between 0% and 200% of the units granted. The percentage of each award of TSR Performance Units that will be earned will be determined following the three-year performance period of January 1, 2019 through December 31, 2021, based on the Company's TSR performance rank relative to the companies in our 2019 peer group (the “Comparator Group”).

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Potential Payout Based on Performance Achievement
	Below Threshold (0% payout)	Threshold (34% payout)	Target (100% payout)	Maximum (200% payout)
Performance Factor	TSR Rank Based on 15 Companies (peer group plus Archrock)
Total Stockholder Return
The Average Fair Market Value[1] at the end of the period plus dividends paid over the performance period divided by the Average Fair Market Value at the beginning of the performance period	< 13th	13th	7th 2	1st

1 Average Fair Market Value as of any given date is the average fair market value of a share of Archrock common stock during the 20 consecutive trading dates ending on and including such date.
2 Payout at target assumes no changes in the Comparator Group. In the event a company in the Comparator Group becomes insolvent or liquidates, that company shall remain in the Comparator Group, but will be moved to the lowest rank in the Comparator Group. In the event a company is acquired or merged into another company and is not the surviving company, or as a result of any other corporate transaction, such company shall be removed from the Comparator Group and the percentile payouts shall be ratably adjusted.

As discussed above, based on our ordinal rank in the Comparator Group at the conclusion of the three-year performance period, a number of TSR Performance Units ranging from 0% to 200% of the total number of TSR Performance Units granted will become earned. If the Company's TSR rank falls between the levels specified in the chart above, the percentage of TSR Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company's TSR rank is below the threshold level. The earned TSR Performance Units are also subject to three-year cliff vesting on January 25, 2022, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned TSR Performance Unit is payable as a share of common stock upon vesting; in the case of Mr. Childers, due to a limitation in the 2013 Stock Incentive Plan, each earned TSR Performance Unit is payable in cash based on the market closing price of our common stock on the date of vesting.

2017 TSR Performance Units. In 2017, the Compensation Committee awarded TSR Performance Units (the “2017 TSR Performance Units”), the payment of which is based on our stock price performance relative to our 2017 peer group over the performance period of January 1, 2017 through December 31, 2019. Archrock ranked 3rd among the 17 companies included in the comparison. Based on this result, the Compensation Committee determined that the 2017 TSR Performance Units are payable at 174% of target, subject to cliff vesting on August 20, 2020. Each 2017 TSR Performance Unit will be paid as a share of common stock, as follows:

Name	Units Payable at Target	Units Payable Based on Performance
Childers	36,131	62,868
Ingersoll	2,554	4,444

Vesting of LTI Awards. All outstanding awards granted to employees, including our Named Executive Officers, include a minimum three-year vesting period.

Upon a Termination Due to Death or Disability. The award agreements for all outstanding equity awards provide that, upon a termination due to death or disability, the award will accelerate in full. Performance units will accelerate in full based on (a) the achievement of the applicable performance goals if such goals have been determined by the Compensation Committee in good faith as of the date of termination or (b) achievement at the target performance level if the applicable performance goals have not been determined by the Compensation Committee as of the date of termination.

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Upon a Change of Control. The award agreements for all outstanding equity awards are structured as “double trigger” arrangements, that is, they provide that no portion of the award shall be subject to accelerated vesting solely upon a change of control. Instead, such awards will be subject to accelerated vesting only if a termination of the applicable executive’s employment by the Company without cause or by the executive for good reason occurs six months prior to or within eighteen months following a change of control. Performance units will accelerate in full based on (a) the achievement of the applicable performance measures as determined by the Compensation Committee in good faith as of the date of termination or (b) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

RETIREMENT SAVINGS, HEALTH AND WELFARE BENEFITS

Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan. The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Code maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution up to a maximum of 5% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment.

Employee Stock Purchase Plan. The Archrock, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, the opportunity to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. Employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (a) 95% of the fair market value of a share of common stock on the offering date or (b) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2019, approximately 783,270 shares remained available for purchase under the ESPP.

Deferred Compensation Plan. The Archrock, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these investment elections at any time.

Health and Welfare Benefit Plans. We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, employee assistance, health savings and flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites. Limited perquisites were provided to our Named Executive Officers during 2019 and included tax preparation and planning services, a taxable benefit, and a physical exam, a non-taxable benefit. Tax services were provided due to the complexity of tax reporting associated with Partnership equity held by our executive officers. However, due to the Partnership Merger, this benefit has been eliminated effective as of year end 2019. The Compensation Committee believes the provision of an annual physical exam for our Named Executive Officers is in the Company’s and the stockholders’ best interests.

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AGREEMENTS WITH EXECUTIVE OFFICERS

Executive Employment Letters. Each of our Named Executive Officers entered into employment letters with us, which set forth the applicable executive’s title, reporting relationship and initial compensation (the “Employment Letters”). Under the Employment Letters, each such Named Executive Officer is eligible for an annual base salary, short-term incentive target and LTI Award value, which are subject to annual review by our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company.

Agreements Related to Termination of Employment. We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within six months prior to or 18 months following a change of control. See “Severance Benefit and Change of Control Arrangements” and “Potential Payments upon Termination or Change of Control” for a description of the terms of and the potential payouts under those agreements.

COMPENSATION-RELATED POLICIES

Stock Ownership Requirements. The Compensation Committee believes that stock ownership requirements closely align our Named Executive Officers’ interests with those of our stockholders by ensuring they hold a meaningful ownership stake in our Company. Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary (two times annual base salary in the case of our other Named Executive Officers). Our Compensation Committee reviews the stock ownership of our Named Executive Officers annually as of June 30. As of the date of this Proxy Statement, all Named Executive Officers subject to the stock ownership guidelines were in compliance with the guidelines.

Prohibition on Hedging and Pledging. Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. In addition, our Named Executive Officers and directors may not pledge, hypothecate or otherwise encumber shares of the Company's common stock as collateral for indebtedness.

Executive Compensation Recoupment (“Clawback”). During 2019, the Company adopted a formal Clawback policy that allows, as applicable, the adjustment to or recovery of Performance-Based Compensation that exceeds the amount that would have been earned or paid had it been determined based on a restatement of the Company’s financial results due to material non-compliance with financial reporting requirements as a result of misconduct, including fraud or theft of Company assets. For this purpose, Performance-Based Compensation generally means all bonuses and other incentive and equity compensation (including, but not limited to, stock options), the amount, payment and/or vesting of which was calculated based on financial reporting measures. Performance-Based Compensation is deemed to be “received” in the fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant occurs after the end of that fiscal period.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to certain executive officers within a fiscal year. Compensation that is “performance-based” may be excluded from this limitation only if it is payable pursuant to a binding written agreement in effect on November 2, 2017 that is not materially modified. We believe that maintaining the discretion to evaluate the performance of and compensate our executive officers is an important part of our responsibilities and benefits our stockholders, even if compensation may be non-deductible under Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, the Compensation Committee expects in the future to approve compensation that is non-deductible for income tax purposes.

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Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s average prior compensation. Since 2009, we have had a policy of prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements, which is discussed further in “Potential Payments upon Termination or Change of Control”.

Accounting for Stock-Based and Unit-Based Compensation. We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

James H. Lytal, Chair
Wendell R. Brooks
Gordon T. Hall
J.W.G. Honeybourne

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COMPENSATION TABLES
SUMMARY COMPENSATION

The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. Bradley Childers	2019	861,539	—	4,188,963	—	1,027,700	78,600	6,156,802
President and Chief	2018	818,269	—	3,612,605	—	1,140,422	377,916	5,949,212
Executive Officer	2017	750,769	—	3,299,968	—	836,000	395,452	5,282,189
Douglas S. Aron	2019	445,192	—	966,674	—	555,100	39,345	2,006,311
Senior Vice President and	2018	155,288	—	499,991	—	150,000	13,440	818,719
Chief Financial Officer
Stephanie C. Hildebrandt	2019	407,308	—	805,554	—	388,600	31,906	1,633,368
Senior Vice President,	2018	397,308	—	624,998	—	330,000	73,027	1,425,333
General Counsel and Secretary	2017	150,000	—	549,998	—	100,000	21,005	821,003
Jason G. Ingersoll	2019	347,308	—	537,032	—	325,600	33,214	1,243,154
Senior Vice President,	2018	329,231	—	442,712	—	340,000	63,184	1,175,127
Marketing and Sales	2017	281,539	76,160	349,961	—	234,897	53,224	995,781
Eric R. Thode	2019	300,000	—	429,620	—	287,300	22,378	1,039,298
Vice President, Operations

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis.
(2)
The amounts in this column for 2019 represent the grant date fair value of (a) restricted shares of our common stock, (b) CAD Performance Units at target level and (iii) TSR Performance Units at target level. The grant date fair values of the CAD Performance Units at maximum potential payout were as follows:

Name	CAD Performance Units (based on $9.42 grant date fair value) ($)
Childers	1,560,000
Aron	360,000
Hildebrandt	300,000
Ingersoll	200,000
Thode	160,000

The grant date fair value of performance awards at target payout in the Summary Compensation table and at maximum payout in the above table is calculated in accordance with ASC 718. The amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by our Named Executive Officers. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended  December 31, 2019.

(3)
The amounts in this column for 2019 represent cash payments under the 2019 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2019, and were paid during the first quarter of 2020.

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(4)	The amounts in this column for 2019 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Other ($)(c)	Total ($)
Childers	14,000	56,692	7,908	78,600
Aron	14,000	15,512	9,833	39,345
Hildebrandt	14,000	13,146	4,760	31,906
Ingersoll	14,000	11,946	7,268	33,214
Thode	14,000	5,000	3,378	22,378

(a)	The amounts shown represent the Company’s matching contributions for 2019.
(b)
Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits.

(c)
Represents (i) the taxable reimbursement of tax preparation and planning services (eliminated effective as of year end 2019); (ii) the non-taxable reimbursement of a physical exam; and (iii) a payment by the Company (ranging from $500 to $1,500, based on plan enrollment) to the individual’s health savings accounts (this is provided on the same basis to all employees who elected to open such an account and is therefore not a perquisite).

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GRANTS OF PLAN-BASED AWARDS

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2019.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Childers	1/25/19	—	1,033,847	2,067,694	—	82,802	165,604	—	—	—	779,995
	1/25/19				—	82,802	165,604	—	—	—	1,068,974
	1/25/19							248,407			2,339,994
Aron	1/25/19	—	333,894	667,788	—	19,108	38,216	—	—	—	179,997
	1/25/19				—	19,108	38,216				246,684
	1/25/19							57,324			539,992
Hildebrandt	1/25/19	—	285,115	570,230	—	15,923	31,846	—	—	—	149,995
	1/25/19				—	15,923	31,846				205,566
	1/25/19							47,770			449,993
Ingersoll	1/25/19	—	243,115	486,230	—	10,615	21,230	—	—	—	99,993
	1/25/19				—	10,615	21,230				137,040
	1/25/19							31,847			299,999
Thode	1/25/19	—	179,999	359,998	—	8,492	16,984	—	—	—	79,995
	1/25/19					8,492	16,984				109,632
	1/25/19							25,477			239,993

(1)
The amounts in these columns show the range of potential payouts under the 2019 Incentive Program. The actual payouts under the plan were determined in February 2020 and paid in March 2020, as shown in the Summary Compensation table for 2019.

(2)
The amounts in these columns show the range of potential payouts of performance units awarded as part of the 2019 LTI Award. “Target” is 100% of the number of 2019 performance units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (200% of the grant). See also “Long-Term Incentive Compensation – 2019 Performance-based LTI Awards” for more information regarding these awards.

(3)	Shares of restricted stock awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.
(4)
The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)
Childers	90,404		15.32	3/4/2020	423,680(3)	4,253,747	108,518(4)	1,089,521
	63,891		25.18	3/4/2021	18,919(5)	189,947	82,802(6)	831,332
							36,131(7)	362,755
							53,685(8)	538,997
							82,802(9)	831,332
Aron					83,467(3)	838,009	19,108(6)	191,844
							19,108(9)	191,844
Hildebrandt					95,305(3)	956,862	12,974(4)	130,259
							15,923(6)	159,867
							6,310(8)	63,352
							15,923(9)	159,867
Ingersoll					56,982(3)	572,099	10,602(4)	106,444
					2,006(5)	20,140	10,615(6)	106,575
							2,554(7)	25,642
							4,470(8)	44,879
							10,615(9)	106,575
Thode					41,406(3)	415,716	8,492(6)	85,260
							8,492(9)	85,260

(1)	Because the options in this column were fully vested as of December 31, 2019, the vesting schedules are not reported.
(2)	Based on the market closing price of our common stock on December 31, 2019: $10.04.
(3)	Includes shares of restricted stock that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date
Childers	32,117	8/20/2018
	143,156	8/20/2019
	248,407	1/25/2020
Aron	26,143	8/20/2019
	57,324	1/25/2020
Hildebrandt	18,062	8/20/2018
	29,473	8/20/2019
	47,770	1/25/2020
Ingersoll	4,258	8/20/2018
	20,877	8/20/2019
	31,847	1/25/2020

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Name	Unvested Shares	Initial Vesting Date
Thode	2,555	8/20/2018
	6,006	8/20/2018
	7,368	8/20/2019
	25,477	1/25/2020

(4)	Includes earned performance units that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date
Childers	16,660	8/20/2018
	91,858	8/20/2019
Hildebrandt	12,974	8/20/2019
Ingersoll	1,413	8/20/2018
	9,189	8/20/2019

(5)
RSUs (converted from Partnership phantom units pursuant to the Partnership Merger) that vest at the rate of one-third per year beginning on August 20, 2018, subject to continued service through each vesting date.

(6)
CAD Performance Units that cliff vest on January 25, 2022, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2019 through December 31, 2021.

(7)
Unearned TSR Performance Units that cliff vest on August 20, 2020, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by the Compensation Committee following the conclusion of the three- year performance period, January 1, 2017 through December 31, 2019 as described under “Long-Term Incentive Compensation — 2017 TSR Performance Units”.

(8)
Unearned TSR Performance Units that cliff vest on August 20, 2021, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three- year performance period, January 1, 2018 through December 31, 2020.

(9)
Unearned TSR Performance Units that cliff vest on January 25, 2022, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three- year performance period, January 1, 2019 through December 31, 2021.

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OPTION EXERCISES AND STOCK VESTED

The following table shows the value realized by the Named Executive Officers upon stock option exercises and vesting of equity awards covering our common stock during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Childers	—	—	361,632	3,430,578
Aron	—	—	13,072	119,478
Hildebrandt	—	—	39,289	359,101
Ingersoll	—	—	40,354	381,361
Thode	—	—	17,171	160,440

(1)	Includes our restricted stock and cash-settled performance units that vested during 2019.
(2)
The value realized for vested awards was determined by multiplying the fair market value of our common stock (the market closing price of our common stock on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2019.

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NONQUALIFIED DEFERRED COMPENSATION

The following table shows the Named Executive Officers’ compensation for 2019 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Childers	51,692	56,692	82,822	11,268	417,089
Aron	29,760	15,512	6,315	—	48,268
Hildebrandt	8,146	13,146	386	—	14,043
Ingersoll	6,946	11,946	5,979	—	47,347
Thode	—	5,000	2,626	—	13,727

(1)
The amounts in this column represent Company contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2019 but paid in the first quarter of 2020. These amounts are included in “All Other Compensation” in the Summary Compensation table for 2019 and in “Aggregate Balance at Last Fiscal Year End” in this table.

Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary and bonus. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (a) a future date while the participant is employed by us, as specified by the participant, (b) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (c) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

•
for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

•
for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

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SEVERANCE BENEFIT AND CHANGE OF CONTROL ARRANGEMENTS

Severance Benefit Agreements. We have entered into a severance benefit agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us without cause or by the executive for good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until notice of non-renewal is given by either party), he or she will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

•	his or her annual base salary then in effect plus the target annual incentive program opportunity; plus

•	a pro-rated portion of his or her target annual incentive program opportunity for the termination year based on the length of time during which he or she was employed during such year; plus

•	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

•
a payment equal to twelve months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting as of the termination date of that portion of each of his or her outstanding unvested Archrock equity, equity-based or cash awards that was scheduled to vest on the next vesting date immediately following the termination date. In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to time-based cliff vesting at the end of a three- year performance period (including the CAD and TSR Performance Units), such shares or units shall vest as follows: if the termination date occurs in the first year of the performance period, one-third of the performance units payable at target; if the termination date occurs in the second year of the performance period, two-thirds of the performance units payable at target; or if the termination date occurs in the third year of the performance period, depending on whether performance has been determined, (a) 100% of the performance units payable at target or (b) a percentage of the performance units payable at target based on actual performance.

Each executive’s entitlement to the payments and benefits under his or her severance benefit agreement is subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, each executive is subject to non-disparagement restrictions following termination.

Change of Control Agreements. We have entered into a change of control agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within six months before or 18 months following a change of control (as defined in the change of control agreements), he or she would receive a cash payment within 60 days after the termination date equal to:

•
two times (three times in the case of Mr. Childers) his or her current annual base salary plus two times (three times in the case of Mr. Childers) his or her target annual incentive program opportunity for that year; plus

•	a pro-rated portion of the target annual incentive program opportunity for the termination year based on the length of time during which the executive was employed during such year; plus

•	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

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•
two times the total of the Company contributions that would have been credited to him or her under the Archrock 401(k) Plan and any other deferred compensation plan had he or she made the required amount of elective deferrals or contributions during the twelve months immediately preceding the termination month; plus

•
a lump-sum cash payment equal to twenty-four months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting of all his or her unvested LTI Awards.

Our change of control agreements do not provide for tax  gross-ups.  Instead,  the  agreements  include  a  Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his or her payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his or her change of control agreement is also subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, in the event an executive receives payments from the Company under his or her change of control agreement, such executive will be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his or her employment.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table shows the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control (as applicable) occurring on December 31, 2019. The amounts shown assume an Archrock common stock value of $10.04 per share, the December 31, 2019 market closing price. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)(3)	Change of Control with a Qualifying Termination ($)(3)
D. Bradley Childers
Cash Severance	—	2,975,000	(4)	—	6,825,000	(5)
Stock Options	—	—		—	—
Restricted Stock and Units (6)	4,443,694	2,062,380		—	4,443,694
Performance Awards (7)	3,653,938	2,058,411		—	3,653,938
Other Benefits (8)	—	23,617		—	188,618
Total Pre-Tax Benefit	8,097,631	7,119,408		—	15,111,250
Douglas S. Aron
Cash Severance	—	1,125,000	(4)	—	1,912,500	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	838,009	323,082		—	838,009
Performance Awards (7)	383,688	127,896		—	383,688
Other Benefits (8)	—	22,474		—	103,972
Total Pre-Tax Benefit	1,221,697	1,598,452		—	3,238,169
Stephanie C. Hildebrandt
Cash Severance	—	984,000	(4)	—	1,681,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	956,862	489,167		—	956,862
Performance Awards (7)	513,345	235,652		—	513,345
Other Benefits (8)	—	22,474		—	99,240
Total Pre-Tax Benefit	1,470,207	1,731,293		—	3,250,447
Jason G. Ingersoll
Cash Severance	—	840,000	(4)	—	1,435,000	(5)
Stock Options	—	—		—	—
Restricted Stock and Units (6)	592,240	274,274		—	592,240
Performance Awards (7)	390,114	202,303		—	390,114
Other Benefits (8)	—	25,313		—	102,517
Total Pre-Tax Benefit	982,354	1,341,890		—	2,519,871
Eric R. Thode (9)
Cash Severance	—	660,000	(4)	—	1,140,000	(5)
Stock Options	—	—		—	—
Restricted Stock (6)	415,716	208,203		—	415,716
Performance Awards (7)	170,519	56,840		—	170,519
Other Benefits (8)	—	22,474		—	82,948
Total Pre-Tax Benefit	586,235	947,517		—	1,809,183

(1)	“Disability” is defined in the 2013 Stock Incentive Plan.
(2)	“Cause” and “Good Reason” are defined in the severance benefit agreements.
(3)	“Qualifying Termination” is defined in the change of control agreements.

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(4)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2019, under the executive’s severance benefit agreement his or her cash severance would consist of (a) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2019), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of annual base salary for 2019).

(5)
If the Company consummated a change of control that was followed by the executive’s Qualifying Termination on December 31, 2019, under the executive’s change of control agreement his or her cash severance would consist of (a) two times (three times for Mr. Childers) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2019), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of his or her annual base salary for 2019).

(6)
The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock, and for Messrs. Childers and Ingersoll, the executive’s unvested RSUs (converted from Partnership phantom units), based on the December 31, 2019 closing price of our common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards based on the December 31, 2019 market closing price of our common stock.
(8)
The amounts in this row represent each Named Executive Officer’s right to the payment, as applicable, of (a) in the event of a termination without Cause or voluntary resignation for Good Reason, a lump sum payment comprised of the executive’s medical benefit premiums for a one year period and the amount of the administrative fee assessed under COBRA, or (b) in the event of a Qualifying Termination in connection with a change of control, a lump sum payment comprised of the executive’s medical benefit premiums for a two year period, the amount of the administrative fee assessed under COBRA and two times the Company contributions for the preceding 12 months under the 401(k) Plan and deferred compensation plan.

(9)
The Company entered into a severance benefit agreement and change of control agreement with Mr. Thode after year end 2019; however, the chart illustrates payments that would have been made had the Company entered into the agreement prior to December 31, 2019.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Childers, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Mr. Childers had an annual total compensation of $6,156,802 in 2019 as reflected in the “Total” column of our Summary Compensation table included in this Proxy Statement. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for 2019 of $77,762. As a result, we estimate that Mr. Childers’ 2019 annual total compensation was approximately 79 times that of the median of the annual total compensation of all of our employees (other than the CEO).

In determining the median employee, Archrock prepared a listing of all employees (including full-time, part-time, seasonal and temporary employees) as of December 31, 2017 and the total compensation of each such employee for fiscal year 2017. The median employee was selected from this list and did not change for 2018 or 2019. Archrock has elected to identify its median employee every three years unless there is a significant change in employee population or employee compensation arrangements.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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ADDITIONAL INFORMATION

2020 ANNUAL MEETING OF STOCKHOLDERS

Stockholders Entitled to Vote. Owners of our common stock as of the close of business on the record date of March 3, 2020, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 3, 2020, there were 152,869,674 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Voting Methods.

Stockholder of Record. If you are a stockholder of record, you may vote over the telephone, by Internet, by mailing in a proxy card, in person at the Annual Meeting or you can give a proxy to be voted at the meeting. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials.

Street Name Holder. If, like most of our stockholders, you hold your shares through a bank, broker or other nominee (in “street name”), you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your broker or other nominee will either explain how to vote your stock or enclose a voting instruction card for you to use in directing the broker or other nominee how to vote your stock. If you are a street name holder, you may vote your stock in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the stock.

Annual Meeting Quorum. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Third Amended and Restated Bylaws, as amended, and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

“Broker Non-Votes” and Their Impact on the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other nominee, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other nominee before April 30, 2020.

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How to Change Your Vote. A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later-dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. If you hold your shares in street name, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Tabulation of Votes. Broadridge Financial Solutions, Inc. will provide a representative to tabulate and certify the vote results and act as the inspector of election for the Annual Meeting.

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Solicitation of Votes. This solicitation is made on behalf of the Board, and we will pay the cost of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:
•	forwarding the Notice of Internet Availability of Proxy Materials to beneficial owners;
•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
•	obtaining beneficial owners’ voting instructions.

Availability of Proxy Materials. Instead of mailing a printed copy of our proxy materials, including this Proxy Statement, form of proxy card and our 2019 Annual Report to Stockholders, we have elected to provide access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge. Our Notice of Internet Availability of Proxy Materials was first mailed to stockholders of record and beneficial owners on or about March 17, 2020. Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

Householding. Securities and Exchange Commission (“SEC”) rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as householding, will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have attempted to deliver only one Notice of Internet Availability of Proxy Materials to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of such document was delivered. Any stockholder who would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request to our Secretary. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. Beneficial owners sharing an address who receive multiple copies of the Notice of Internet Availability of Proxy Materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

2021 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2021 Annual Meeting of Stockholders must be received by our Secretary at the address provided below no later than November 17, 2020.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2021 Annual Meeting of Stockholders on or after November 17, 2020 and no later than December 17, 2020 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•
a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

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•
with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;
•
state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and
•	update and supplement the required information ten (10) business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary at the address provided below.

Stockholder proposals and nominations of directors must be delivered to our Secretary at the address provided below.

COMMUNICATION WITH THE BOARD

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Gordon T. Hall, Chairman, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-844-809-1630 or by going to www.archrock.ethicspoint.com.

COMPANY DOCUMENTS

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2019. These documents are also available on our website at www.archrock.com.

COMPANY CONTACT INFORMATION

The Company’s Secretary and Investor Relations Departments can be contacted as follows:

By mail: Archrock, Inc.
9807 Katy Freeway, Suite 100
Houston, Texas 77024

By telephone:  (281) 836-8000

By email: investor.relations@archrock.com

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ANNEX A – ARCHROCK, INC. 2020 STOCK INCENTIVE PLAN

ARCHROCK, INC.
2020 STOCK INCENTIVE PLAN

I.	Purpose	1
II.	Definitions	1
III.	Effective Date and Duration of the Plan	5
IV.	Administration	5
V.	Shares Subject to the Plan; Award Limitations	7
VI.	Eligibility and Grant of Awards	7
VII.	Stock Options	7
VIII.	Restricted Stock	9
IX.	Restricted Stock Units	10
X.	Stock Appreciation Rights	10
XI.	Performance Awards	11
XII.	Other Awards	12
XIII.	Recapitalization or Reorganization	13
XIV.	Amendment and Termination of the Plan	14
XV.	Miscellaneous	15

Archrock, Inc. 2020 Proxy Statement | Annex A

ARCHROCK, INC.
2020 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the ARCHROCK, INC. 2020 STOCK INCENTIVE PLAN is to provide a means through which Archrock, Inc., a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Employees, Directors and Consultants of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitability and sustainability of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards and Dividend Equivalents, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant or Director as determined by the Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:
(a)        “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
(b)         “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards or Dividend Equivalents granted under the terms of the Plan.
(c)         “Award Notice” means a written notice setting forth the terms of an Award.
(d)         “Board” means the Board of Directors of the Company.
(e)        “Cause,” with respect to a Participant, means “Cause” as defined in any applicable employment or other service agreement between the Participant and the Company or an Affiliate or, if such an agreement does not exist or does not contain a definition of “Cause,” “Cause” means (i) the commission by the Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of the Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of the Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee, Director or Consultant, as applicable, of the Company or an Affiliate; (v) willful failure of the Participant to render services to the Company or an Affiliate in accordance with his employment or other service arrangement, which failure amounts to a material neglect of his or her duties to the Company or an Affiliate or (vi) as determined in the discretion of the Committee, a material violation of the Company’s Code of Business Conduct or other material Company policy. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.
(f)          “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

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(g)         “Committee” means the Committee defined in Paragraph IV(a) of the Plan.
(h)         “Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XIII.
(i)          “Company” means Archrock, Inc., a Delaware corporation, or any successors thereto.
(j)         “Consultant” means any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement. If an entity ceases to be an Affiliate of the Company, a Participant then providing consulting services to such entity shall be deemed to have terminated his or her consultancy with the Company and its Affiliates and shall cease to be a Consultant under the Plan. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Consultant” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.
(k)         “Corporate Change” means:
(i)       The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or
(ii)      Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)     The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction.
Notwithstanding the foregoing, if a Corporate Transaction constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) above with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

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(l)         “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the Effective Date of the Plan, or is subsequently elected or appointed to the Board. For purposes of the Plan, “Director” shall exclude any Employee who serves on the Board.
(m)       “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.
(n)         “Dividend Equivalent” means a right to receive the equivalent value (in cash or in shares of Common Stock) of dividends paid on shares of Common Stock, awarded under Paragraph XII(b) of the Plan.
(o)        “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, Consultant, or a person designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(p)        “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.
(q)         “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(r)         “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in good faith in such manner as it deems appropriate.
(s)         “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is intended to qualify as an incentive stock option and conforms to the requirements of Section 422 of the Code.
(t)          “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.
(u)         “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.
(v)        “Other Stock-Based Award” means a payment in the form of shares of Common Stock, an Award that is valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, or another right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Paragraph XII(a) of the Plan.

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(x)         “Participant” means an Employee, Consultant or Director who has been granted an Award under the Plan.
(y)         “Performance Award” means an opportunity for a Participant to earn compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.
(z)         “Performance Measure” means any performance objective established by the Committee in its sole discretion, which may relate to any one or more of the following criteria:
(1)          the price of a share of Common Stock;
(2)          the Company’s earnings per share;
(3)          the Company’s market share;
(4)          the market share of a business unit of the Company designated by the Committee;
(5)          the Company’s sales;
(6)          the sales of a business unit of the Company designated by the Committee;
(7)          the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;
(8)          the cash flow return on investment, cash value added, and/or working cash flow of the Company or any business unit of the Company designated by the Committee;
(9)          the earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee;
(10)        the economic value added;
(11)        the return on stockholders’ equity achieved by the Company;
(12)        the return on capital (including return on total capital or return on invested capital) of the Company or any business unit of the Company designated by the Committee;
(13)        the total stockholders’ return achieved by the Company;
(14)        the working capital of the Company or any business unit of the Company designated by the Committee;
(15)        selling, general and administrative expense of the Company or any business unit of the Company designated by the Committee;
(16)        gross margin and/or gross margin percent of the Company or any business unit of the Company designated by the Committee;
(17)        operating margin and/or operating margin percent of the Company or any business unit of the Company that is designated by the Committee,
(18)        revenue;
(19)        revenue or product revenue growth;
(20)        pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus) of us or any business unit of the Company that is designated by the Committee;
(21)        net earnings or loss of the Company or any business unit of the Company that is designated by the Committee;
(22)        return on assets or net assets;
(23)        attainment of strategic and operational initiatives;
(24)        gross profits;
(25)        comparisons with various stock market indices;
(26)        reductions in cost;
(27)        improvement in or attainment of expense levels or working capital levels;
(28)        year end cash;
(29)        debt reduction;
(30)        implementation or completion of projects and processes;
(31)        customer satisfaction;
(32)        budget management;
(33)        debt covenant leverage ratios; or
(34)        financing.

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A performance target based on any one or more Performance Measures may be absolute or relative to (i) one or more other companies, (ii) one or more indexes or (iii) to one or more prior year’s performance. Further, a performance target based on any one or more Performance Measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (i) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations  that do not qualify as a segment of  a business  under  applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments;  (xi) items  relating  to  unusual  or  extraordinary  corporate  transactions,  events  or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii)  items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

(aa)       “Plan” means this Archrock, Inc. 2020 Stock Incentive Plan, as may be amended or restated from time to time.
(bb)       “Prior Plan” means the Archrock, Inc. 2013 Stock Incentive Plan, as amended.

(cc)        “Restricted Stock” means Common Stock subject to certain restrictions, as described  in Paragraph VIII of the Plan.
(dd)       “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.
(ee)      “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age sixty-five (65) or (ii) age fifty-five (55) and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(ff)         “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.
(gg)      “Termination of Service” means a Participant’s termination of employment, if an Employee, a termination of consultancy, if a Consultant, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee or Consultant and a Director shall not incur a Termination of Service until the Participant terminates both positions.
III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its approval by the Company’s stockholders (the “Effective Date”), provided that the Plan is adopted by the Board prior to such stockholder approval. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may not be granted or awarded under the Plan prior to such stockholder approval. No Awards may be granted under the Plan after the completion of ten (10) years from the Effective Date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

No further awards shall be made under the Prior Plan after the Effective Date of this Plan. The Company may continue to grant awards under the Prior Plan until the Effective Date occurs, and the Prior Plan and related award notices shall continue to govern the awards granted under the Prior Plan.
IV. ADMINISTRATION

(a)   Composition of Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two (2) or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function).

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(b)  Powers. Subject to Paragraph IV(d), and the other express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award (including, but not limited to, the exercise price, any applicable Performance Measures or performance targets established with respect to any Performance Measures, the vesting schedule, any restrictions on the Award, and accelerations or waivers of any vesting or other restrictions on the Award), the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant. Notwithstanding anything herein to the contrary, the Committee shall have the authority to accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of the Award, subject to (i) such terms and conditions as it selects and (ii) Paragraph XIII below.

(c)   Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Award Notices hereunder, to prescribe, interpret, revise and rescind rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Notice in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d)    Delegation of Powers. Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to one or more other committees of the Board comprised of one or more independent Directors the authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act. Further, the Committee may delegate to the Governance Committee of the Board the authority to make non-discretionary (routine) Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award; provided, however, that the Committee may not delegate its authority to grant discretionary (non-routine) Awards to Directors. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e)   Awards Outside of the United States. With respect to any Participant or eligible Employee or Consultant who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

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V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a)   Shares Subject to the Plan. Subject to adjustment as provided in Paragraph XIII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 8,500,000; provided, however, that such limitation may be increased subject to approval by the Company’s stockholders. If any shares of Common Stock subject to an Award are cancelled, expired, forfeited, settled in cash, or otherwise terminated, such shares shall, to the extent of such forfeiture, expiration, cancellation or cash settlement, again be available for future grants under the Plan in the same proportion the shares or units subject to such Award were deducted from the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b)  Additional Limitation on Awards.

(i)         The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options may not exceed 3,000,000 shares.

(ii)       The maximum Fair Market Value, as determined on the date of grant, of Awards granted for services as a Director during a fiscal year shall not exceed $1,000,000.

(c)  Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.ELIGIBILITY AND GRANT OF AWARDS

(a)   Eligibility. Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee, Consultant or a Director. An Award may be granted on more than one occasion to the same person, subject to the limitations set forth in the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary. The Committee’s selection of an eligible Employee, Consultant or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee, Consultant or Director to receive an Award in any other year or at any other time. The Committee shall consider such factors as it deems pertinent in selecting Participants.

(b)  Form of Awards Available. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Dividend Equivalents or any combination thereof. The selection of an Employee, Consultant or Director to receive one type of Award under the Plan does not require the Committee to select such Employee, Consultant or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in determining the type and amount of Awards granted.

(c)    Award Notice. Each Award shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Without the consent of the Participant, the Committee may, in its sole discretion, amend or revoke an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (i) to correct any defect or supply any omission or to comply with applicable laws, regulations or stock exchange requirements, or (ii) if the terms of the Award Notice are breached by the Participant.

VII. STOCK OPTIONS

(a)  Option Types and Option Period. Options may be in the form of Incentive Stock Options and/or Non- Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors or Consultants shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or in an Award Notice providing for a shorter term, each Option shall expire seven (7) years from its date of grant (subject to earlier termination as described in Subparagraph (i) below or an applicable Award Notice).

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(b)  Vesting. Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including, without limitation, vesting upon the satisfaction of one or more performance targets based on one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested.

(c)   Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. A Participant shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such shares of Common Stock to such Participant.

(d)  Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but such per share purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Option granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or an Affiliate or a loan arranged by the Company or an Affiliate in violation of Section 13(k) of the Exchange Act. The acceptable method of payment by the Participant of the Option price, in whole or in part, shall be provided for in the Award Notice and may include: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of shares of Common Stock (including shares of Common Stock issuable pursuant to the exercise of the Option or shares of Common Stock that have been held by the Participant for such period of time as may be required by the Committee in its discretion) (plus cash if necessary), in each case, having a Fair Market Value equal to such Option price, (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, (v) any other form of legal consideration acceptable to the Committee in its sole discretion, or (vi) any combination of the foregoing.

(e)   Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery to the Company, the stock administrator of the Company or such other person or entity designated by the Committee (i) full payment of the Option price and applicable withholding taxes with respect to the Option exercise and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(f)   Restrictions on Repricing of Options. Except as provided in Paragraph XIII, the Committee may not (i) amend any outstanding Award Notice to lower the exercise price of an Option, (ii) cancel and replace any outstanding Option with Options having a lower exercise price, (iii) cancel an Option when the exercise price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award, or (iv) take any other action with respect to an Option that the Company determines would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

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(g)  Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers. Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees, Consultants or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(i)  Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service:

(i)        vested Options may be exercised only within three (3) months of such Termination of Service unless such Termination of Service results from Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; and

(ii)       unvested Options shall automatically terminate and be cancelled unexercised on such date, unless such Termination of Service is due to the Participant’s death, Disability or Retirement, in which case all unvested Options shall become vested upon such termination and all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two (2) years from the date of the Participant’s Termination of Service;

provided, however, that notwithstanding the foregoing, in no event shall the term of an Option extend beyond the seventh (7th) anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

VIII. RESTRICTED STOCK

(a)  Restrictions to be Established by the Committee. Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, including, but not limited to, a breach of the terms and conditions of the Award Notice, and any other restrictions determined by the Committee in its sole discretion on the date of grant. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock, to the extent not inconsistent with the terms of the Plan. Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b)    Vesting. Restricted Stock shall vest in accordance with such vesting schedule as the Committee may establish in its sole discretion.

(c)   Stockholder Rights and Privileges. Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the restrictions have expired; and (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired.
(d)   Payment for Restricted Stock. The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.
(e)  Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

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(f)    Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock shall be automatically cancelled and forfeited on such termination unless such Termination of Service is due to the Participant’s death or Disability, in which case all restrictions applicable to such Award shall lapse upon the date of such termination..

IX.RESTRICTED STOCK UNITS

(a)  Restrictions to be Established by the Committee. Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, including, but not limited to, a breach of the terms and conditions of the Award Notice, and any other restrictions determined by the Committee in its sole discretion on the date of grant.
At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock to the extent not inconsistent with the terms of the Plan. Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b)   Vesting. Restricted Stock Units shall vest in accordance with such vesting schedule as the Committee may establish in its sole discretion.

(c)   Stockholder Rights and Privileges. The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name.

(d)   Payment. Upon the lapse of the restrictions described in the Award Notice or at such time(s) as determined by the Committee at the time of grant and specified in the Award Notice (which time(s) shall be no earlier than the date upon which the applicable restrictions lapse and may be determined at the election of the Participant, if permitted by the applicable Award Notice), the Participant shall receive payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units scheduled to be paid on such date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Subject to compliance with Section 409A of the Code, payment with respect to each Restricted Stock Unit shall be made no later than two and a half (21/2) months following the end of the calendar year or fiscal year, as applicable, in which the Restricted Stock Unit vests.

(e)   Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock Units shall be automatically cancelled and forfeited on such termination unless such Termination of Service is due to the Participant’s death or Disability, in which case all unvested Restricted Stock Units shall become vested upon such termination.

X.STOCK APPRECIATION RIGHTS

(a)   Restrictions to be Established by the Committee. Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, including, but not limited to, a breach of the terms and conditions of the Award Notice, and any other restrictions determined by the Committee in its sole discretion on the date of grant.

At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights to the extent not inconsistent with the terms of the Plan. Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b)   Vesting. Stock Appreciation Rights shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion.
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(c)    Other Terms and Conditions. Except as otherwise provided in an Award Notice providing for a shorter term, Stock Appreciation Rights shall expire seven (7) years from the date of grant (subject to earlier termination as described in Subparagraph (f) below or an applicable Award Notice).

(d)  Exercise Price and Payment. The exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(e)  Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery to the Company, the stock administrator of the Company, or such other person or entity designated by the Committee (i) full payment of the exercise price and applicable withholding taxes for the shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(f)    Restrictions on Repricing of Stock Appreciation Rights. Except as provided in Paragraph XIII, the Committee may not (i) amend any outstanding Award Notice to lower the exercise price of a Stock Appreciation Right, (ii) cancel and replace any outstanding Stock Appreciation Right with a Stock Appreciation Right having a lower exercise price, (iii) cancel a Stock Appreciation Right when the exercise price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award, or (iv) take any other action with respect to a Stock Appreciation Right that the Company determines would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

(g)  Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Stock Appreciation Rights shall be automatically cancelled and forfeited on such termination unless such Termination of Service is due to the Participant’s death, Disability or Retirement, in which case all unvested Stock Appreciation Rights shall become vested upon such termination.

XI. PERFORMANCE AWARDS

(a)   Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b)  Performance Measures and Other Criteria. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to each Performance Award, the Committee shall (a)      select the Performance Measures applicable to the performance period and (b) establish the performance targets and amounts of such Performance Awards, as applicable, which may be earned for such performance period based on the Performance Measures. The vesting of Performance Awards shall be based on such conditions as determined by the Committee in its sole discretion on the date of grant, including, without limitation, vesting conditions relating to:

(i)    the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

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(ii)    the attainment of one or more performance targets based on one or more Performance Measures;

(iii)      the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv)       a combination of any of the foregoing. The Committee, in its sole discretion, may also provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures.

(c)    Award Criteria. In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.
(d)   Types of Performance Awards. A Performance Award may be granted in the form of an Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right. Notwithstanding anything to contrary in this Paragraph XI, the Committee may grant Performance Awards payable based on the attainment of performance targets based on Performance Measures or other criteria, whether or not objective, which are established by the Committee in its sole discretion in each case on a specified date or dates or over any period or periods determined by the Committee.
(e)  Payment. Following the end of the performance period and subject to the applicable vesting requirements, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance targets based on one or more Performance Measures for such performance period, as determined and certified in writing, prior to such payment, by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the vest date. Subject to compliance with Section 409A of the Code, payment of the portion of the Award vesting shall be made no later than two and a half (21/2) months following the end of the calendar year or fiscal year, as applicable, in which the Performance Award vests.
(f)    Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Performance Awards shall be automatically cancelled and forfeited on such termination unless such Termination of Service is due to the Participant’s death or Disability, or, as may be provided in an Award Notice, a Participant’s Retirement, in which case all unvested Performance Awards shall, unless otherwise provided in an applicable Award Notice become vested upon such termination based on the level of performance determined by the Committee as of the date of such termination or, except in the event of Participant’s Retirement, if such performance level has not yet been determined, at 100% of target performance.
XII. OTHER AWARDS
(a)    Other Stock-Based Awards. The Committee is authorized to grant Other Stock-Based Awards to any Employee, Consultant or Director. The number or value of shares of Common Stock of any Other Stock-Based Award shall be determined by the Committee and may be based upon one or more performance targets based on one or more Performance Measures or any other specific criteria, including service to the Company or any Affiliate, as determined by the Committee. shares underlying an Other Stock-Based Award which is subject to a vesting schedule or other conditions or criteria set by the Committee shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Committee, the holder of an Other Stock-Based Award shall have no rights as a Company stockholder with respect to such Other Stock-Based Award until such time as the Other Stock-Based Award has vested and the shares underlying the Other Stock-Based Award have been issued to the holder. Other Stock-Based Awards may, but are not required to, be granted in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Employee, Consultant or Director.
(b)  Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on shares of Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

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XIII.RECAPITALIZATION OR REORGANIZATION
(a)   No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
(b)   Subdivision or Consolidation of Shares; Stock Dividends. In the event that the Company effects a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, other than an Equity Restructuring, the number of shares of Common Stock with respect to which any outstanding Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number of shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c)    Corporate Changes. Except as otherwise determined by the Committee, in the event of a Corporate Change, effective upon such Corporate Change (or at such earlier time as the Committee may provide), the Committee, acting in its sole discretion without the consent or approval of any Participant and on such terms and conditions as it may determine, may take any one or more of the following actions with respect to Awards under the Plan whenever it determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Awards under the Plan or to facilitate such Corporate Change, which actions may vary among individual Participants and which may vary among Awards held by any individual Participant:

(i)        provide that all outstanding Awards shall immediately become exercisable or payable or fully vested, and all restrictions thereupon shall lapse, with respect to all shares of Common Stock covered thereby, and all Awards, the payout of which is subject to performance targets and/or Performance Measures, shall vest in full and become payable at such levels as the Committee in its sole discretion shall determine notwithstanding anything to the contrary in the Plan or applicable Award Notice;

(ii)      provide for either (A) the termination of each outstanding Award in exchange for an amount in cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the Corporate Change, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B)  the replacement of such Award with other rights or property (including, without limitation, cash) selected by the Committee, in its sole discretion, having an aggregate value equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award currently been exercisable or payable or fully vested;

(iii)     provide that the number and type of shares of Common Stock (or other securities or property) covered by such Awards, and/or the terms and conditions (including the grant or exercise price) of, and the criteria included in, outstanding Awards, shall be equitably and proportionately adjusted as determined by the Committee in its sole discretion; and

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(iv)    provide that such Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

Notwithstanding the foregoing, if an Award Notice provides for more favorable treatment of an Award in connection with a Corporate Change than the treatment that would otherwise apply to such Award under this Subparagraph (c), as determined by the Committee in its sole discretion, then the terms of the Award Notice (and not the terms of this Subparagraph (c)) shall govern the treatment of such Awards in connection with a Corporate Change.

(d) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin- off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock that is not subject to Subparagraphs (b), (c) or (e) of this Paragraph XIII and that would have the effect of diluting or enlarging the rights of Participants (excluding, for the avoidance of doubt, any Equity Restructuring), each Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number, kind and price of shares of Common Stock or other securities or property subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XIII, other than an Equity Restructuring, the aggregate number of and kind shares available under the Plan may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(e)   Equity Restructurings. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Subparagraphs (a)-(d) of this Paragraph XIII:

(i)         the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)      the Committee shall make such equitable adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares of Common Stock that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Paragraph V). The adjustments provided under this Subparagraph (e) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(f)    No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIV.AMENDMENT AND TERMINATION OF THE PLAN

Except as otherwise provided in this Paragraph XIV or Paragraph XV(l) below, the Board or Committee in its discretion may terminate the Plan or alter, modify or amend the Plan or any part thereof at any time or from time to time; provided that no action of the Board or Committee may impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that neither the Board nor the Committee may, without approval of the stockholders of the Company, or except as provided under Paragraph XIII, (a) increase the maximum aggregate number of shares that may be issued under the Plan under Paragraph V(a), (b)      reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Paragraph VII(g), or (c) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award when the per share price of the Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying shares of Common Stock. In addition, the Company shall obtain stockholder approval of any amendment to the Plan to the extent necessary to comply with any applicable law or the requirements of any securities exchange on which the Common Stock is then-listed.

Archrock, Inc. 2020 Proxy Statement | A-14

XV. MISCELLANEOUS

(a)     No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Dividend Equivalents or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b)    Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c)  No Service/Membership Rights Conferred. Nothing contained in the Plan or any Award shall (i) confer upon any Employee, Consultant or Director any right to continued employment, consultancy or other service with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment, consultancy or other service relationship at any time.
(e)    Compliance with Securities Laws. The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(f)     No Fractional Shares. No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(g)    Tax Obligations; Withholding of Shares. The Company and its Affiliates shall have the authority to deduct or withhold, or require a Participant to remit or pay to the Company or its Affiliates, an amount sufficient to satisfy U.S. federal, state, local or non-U.S. income and social insurance taxes (including, without limitation, the Participant’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Participant and arising as a result of the Plan. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion and in satisfaction of the foregoing requirement, withhold or permit the Participant to elect to have the Company withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock that have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on withholding rates for U.S. federal, state, local or non- U.S. income and social insurance taxes and payroll taxes, as determined by the Committee. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.
(h)    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, representative of a Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.
(i)   Restrictions on Transfer. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. All other types of Awards, if unvested, shall not be transferable other than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Vested Non-Qualified Option and Stock Appreciation Rights may be transferred with the consent of the Committee, in its sole discretion, and provided that any such transfer is permitted under the applicable securities laws. In the case of any Award which has vested and pursuant to which shares of Common Stock have been issued, such shares may be transferred by the Participant.

Archrock, Inc. 2020 Proxy Statement | A-15

(j)   Clawback. The Committee may provide, in an Award Notice or otherwise, or may require a Participant to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of the Company’s compensation recoupment policy, which the Company may, in its discretion, amend from time to time.

(k)    Limitations Period. Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five
(45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.
(l)    Section 409A of the Code. It is intended that all Awards under the Plan be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code in order to avoid imposition of taxes, interest or penalties thereunder. Notwithstanding anything in this Plan to the contrary, to the extent that the Committee determines that any Award under the Plan may be subject to Section 409A of the Code, the Committee may, without a Participant’s consent, adopt such amendments to the Plan and the applicable Award agreement or take any other actions (including amendments and actions with retroactive effect), that the Committee, in its sole discretion, determines are necessary or appropriate to preserve the intended tax treatment of the Award, including without limitation, actions intended to (a) exempt the Award from Section 409A of the Code, or (b) comply with the requirements of Section 409A of the Code; provided, however, that nothing in this Subparagraph (l) shall create any obligation on the part of the Company or any of its Affiliates to adopt any such amendment or take any other such action or any liability for any failure to do so. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A of the Code or similar provisions of state law.

(m) Notice. Unless otherwise provided in an Award Notice, any notice required herein of a Participant, including notice to the Committee, shall be delivered to the Company in care of the Corporate Secretary at the address of its principal corporate offices. Any Award transaction initiated through the Company’s approved broker shall constitute appropriate notice with respect to any related administrative requirements set forth herein.

(n)  Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

Archrock, Inc. 2020 Proxy Statement | A-16

Archrock

ARCHROCK, INC.
9807 KATY FREEWAY, SUITE 100
HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/29/2020 for shares held directly and by 11:59 P.M. ET on 04/27/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/29/2020 for shares held directly and by 11:59 P.M. ET on 04/27/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of the following persons to serve as the directors of Archrock, Inc. until the 2021 Annual Meeting of Stockholders	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Anne-Marie N. Ainsworth
02 Wendell R. Brooks
03 D. Bradley Childers
04 Gordon T. Hall
05 Frances Powell Hawes
06 Jeffery D. Hildebrand
07 J.W.G. Honeybourne
08 James H. Lytal
09 Edmund P. Segner, III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as Archrock, Inc.'s independent registered public accounting firm for fiscal year 2020	☐	☐	☐
3. Approval of the adoption of the Archrock, Inc. 2020 Stock Incentive Plan	☐	☐	☐
4. Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2019	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000441283_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

ARCHROCK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2020

I hereby appoint D. Bradley Childers and Stephanie C. Hildebrandt, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Archrock, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Central Time, on April 30, 2020, and any adjournments or postponements thereof, upon matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote the shares in the manner specified in this proxy card. If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000441283_2 R1.0.1.18